Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

Execution Version

CREDIT AGREEMENT

dated as of

October 30, 2026

by and among

APPLIED OPTOELECTRONICS, INC.,

as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as the Guarantors,

EAST WEST BANK,

as Administrative Agent, Swingline Lender and Issuing Bank,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders,

and

EAST WEST BANK,

as Joint Lead Arranger and Sole Bookrunner

CATHAY BANK AND PREFERRED BANK,

as Joint Lead Arrangers

And

THIRD COAST BANK,

as Documentation Agent

TABLE OF CONTENTS

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SCHEDULES

SCHEDULE 2.01	-	Commitments and Lenders
SCHEDULE 3.06	-	Litigation
SCHEDULE 3.23(a)	-	Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments
SCHEDULE 3.23(b)	-	Loan Parties
SCHEDULE 3.24(b)	-	Intellectual Property
SCHEDULE 3.24(c)	-	Documents, Instrument, and Tangible Chattel Paper
SCHEDULE 3.24(d)(i)	-	Deposit Accounts & Securities Accounts
SCHEDULE 3.24(d)(ii)	-	Electronic Chattel Paper & Letter-of-Credit Rights
SCHEDULE 3.24(e)	-	Commercial Tort Claims
SCHEDULE 3.24(f)	-	Pledged Equity Interests
SCHEDULE 3.24(g)(i)	-	Mortgaged Property
SCHEDULE 3.24(g)(ii)	-	Other Properties
SCHEDULE 6.01	-	Existing Liens
SCHEDULE 6.02	-	Existing Indebtedness
SCHEDULE 6.03	-	Existing Investments
SCHEDULE 9.01	-	Notices

EXHIBITS

EXHIBIT A	-	Assignment and Assumption
EXHIBIT B	-	Compliance Certificate
EXHIBIT C	-	Joinder Agreement
EXHIBIT D	-	Landlord Waiver
EXHIBIT E	-	Loan Notice
EXHIBIT F	-	Prepayment Notice
EXHIBIT G	-	Revolving Note
EXHIBIT H	-	Secured Party Designation Notice
EXHIBIT I	-	Swingline Loan Notice
EXHIBIT J	-	Term Loan Note
EXHIBIT K-1	-	Form of U.S. Tax Compliance Certificate
EXHIBIT K-2	-	Form of U.S. Tax Compliance Certificate
EXHIBIT K-3	-	Form of U.S. Tax Compliance Certificate
EXHIBIT K-4	-	Form of U.S. Tax Compliance Certificate

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This CREDIT AGREEMENT is entered into as of October 30, 2026, by and among APPLIED OPTOELECTRONICS, INC., a Delaware corporation (“Borrower”), the Guarantors (defined herein), the Lenders (defined herein), and EAST WEST BANK, as Administrative Agent, Swingline Lender and Issuing Bank.

PRELIMINARY STATEMENTS:

WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lenders, the Swingline Lender and the Issuing Bank make loans and other financial accommodations to the Loan Parties.

WHEREAS, the Lenders, the Swingline Lender and the Issuing Bank have agreed to make such loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1.00% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%; provided that if the ABR as so determined would be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, respectively.

“ABR Borrowing” means, as to any Borrowing, the ABR Loans comprising such Borrowing.

“ABR Loan” means a Loan that bears interest based on the ABR.

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Additional Secured Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

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“Adjusted Term SOFR” means, for purposes of any calculation and subject to the provisions of Section 2.24(a), the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means East West Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower, the Issuing Bank and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or otherwise acceptable to the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 9.01(d)(ii).

“Agreement” means this Credit Agreement, including all schedules, exhibits and annexes hereto.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means, (a) with respect to any Lender in respect of the Revolving Facility, the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment at such time; provided, however, that if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments, (b) with respect to any Lender in respect of the Initial Term Loan Facility, with respect to any Lender holding an Initial Term Loan Commitment, (i) at any time during the Initial Term Loan Availability Period, the percentage of the total Initial Term Loan Commitments of all Initial Term Loan Lenders represented by such Lender’s Initial Term Loan Commitment at such time and (ii) thereafter, the percentage of the total Outstanding Amount of Term Loans under the Initial Term Loan Facility of all Initial Term Loan Lenders represented by the aggregate Outstanding Amount of Term Loans under the Initial Term Loan Facility of such Lender at such time and (c) with respect to any Lender in respect of any Incremental Term Loan Facility, (i) on or prior to the applicable Incremental Commitment Effective Date, the percentage of the total Incremental Term Loan Commitments under such Incremental Term Loan Facility of all Incremental Term Loan Lenders thereunder represented by such Lender’s applicable Incremental Term Loan Commitment at such time and (ii) thereafter, the percentage of the total Outstanding Amount of Term Loans under such Incremental Term Loan Facility of all Incremental Term Loan Lenders thereunder represented by the aggregate Outstanding Amount of Term Loans under such Incremental Term Loan Facility of such Lender at such time.

“Applicable Rate” means, in respect of any Facility, other than an Incremental Term Loan Facility, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Senior Leverage Ratio), it being understood that the Applicable Rate for (a) Revolving Loans that are ABR Loans shall be the percentage set forth under the column “Revolving Loans” and “ABR”, (b) Revolving Loans that are SOFR Loans shall be the percentage set forth under the column “Revolving Loans” and “SOFR & Letter of Credit Fee”, (c) that portion of the Initial Term Loan comprised of ABR Loans shall be the percentage set forth under the column “Initial Term Loan” and “ABR”, (d) that portion of the Initial Term Loan comprised of SOFR Loans shall be the percentage set forth under the column “Initial Term Loan” and “SOFR & Letter of Credit Fee”, (e) the L/C Fee shall be the percentage set forth under: (i) in the case of standby Letters of Credit, the column “Revolving Loans” and “SOFR & Letter of Credit Fee”, or (ii) in the case of commercial Letters of Credit, the column “Commercial Letter of Credit Fee”, and (f) the Unused Fees shall be the percentage set forth under the column “Unused Fees”:

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Applicable Rate
Level	Consolidated Senior Leverage Ratio	SOFR & Standby Letter of Credit Fee		ABR		Unused Fees	Commercial Letter of Credit Fee
		Revolving Loans	Initial Term Loan	Revolving Loans	Initial Term Loan
1	X < 0.50:1.00	2.50%	2.50%	1.25%	1.25%	0.15%	2.00%
2	0.50:1.00 < X; X <1.25:1.00	2.75%	2.75%	1.50%	1.50%	0.15%	2.25%
3	X > 1.25:1.00	3.25%	3.25%	1.75%	1.75%	0.15%	2.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Senior Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 5.02(b), then, upon the request of the Required Lenders, Pricing Level 3 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered. In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply.

Notwithstanding anything to the contrary contained in this definition, (i) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.11(f) and (ii) the initial Applicable Rate shall be set at Pricing Level 3 until the first Business Day immediately following the date a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 5.02(b) for the first fiscal quarter ending after the one year anniversary of the Closing Date. Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

The Applicable Rate with respect to any Incremental Term Loan Facility shall be the rate per annum set forth in the applicable Incremental Facility Joinder Agreement.

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means East West Bank, in its capacity as joint lead arranger and sole bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

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“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease, (c) all Synthetic Debt of such Person, and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2025 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.24(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.24(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

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“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 9.01(e).

“Borrowing” means a Term Loan Borrowing, a Revolving Borrowing or a Swingline Borrowing, as the context may require.

“Borrowing Request” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Loan Notice, and (b) with respect to a Swingline Loan, a Swingline Loan Notice.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or the state where the Administrative Agent’s Office is located or is a day on which banking institutions in either such state are authorized or required to close.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Lease” means each lease that has been or is required to be, in accordance with GAAP, recorded as a capital or financing lease.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Bank, the Swingline Lender or Revolving Lenders, as collateral for L/C Obligations, the Obligations in respect of Swingline Loans or obligations of Revolving Lenders to fund participations in respect of L/C Obligations or Swingline Loans (as the context may require), (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Administrative Agent and the Issuing Bank, and/or (c) if the Administrative Agent and the applicable Issuing Bank or Swingline Lender shall agree, in their sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

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“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from a Credit Rating Agency;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA and Aaa (or equivalent rating) by at least two Credit Rating Agencies and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, however, that for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

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“Change of Control” means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (c) Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the Equity Interests of each Guarantor or (d) a “change of control” or any comparable term under, and as defined in, any Convertible Debt Document or other significant debt of the Borrower or any of its Subsidiaries shall have occurred.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans or Swingline Loans and, when used in reference to any Lender, refers to whether such Lender has any (a) Revolving Credit Exposure or Revolving Commitment, (b) Initial Term Loan Commitment or Initial Term Loans or (c) Incremental Term Loan Commitment or Incremental Term Loans.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.02.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Account” has the meaning specified in Section 2.05(k).

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, any related Mortgaged Property Support Documents, the Qualifying Control Agreements, each Joinder Agreement, each of the collateral assignments, security agreements, pledge agreements, account control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 5.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Commitment, an Initial Term Loan Commitment or an Incremental Term Loan Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning specified in Section 9.01(d)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

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“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted Quick Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) unrestricted, unencumbered (other than encumbrances pursuant to the Loan Documents) cash and Cash Equivalents of the Loan Parties on deposit in a deposit account or securities account located in the United States plus (ii) accounts receivable of the Loan Parties owing by account debtors located in the United States as reflected on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP to (b) the sum of the Revolving Credit Exposure and the Outstanding Amount of the Term Loans as of such date of determination.

“Consolidated Current Assets” means, as of any date of determination, all assets of the Borrower and its Subsidiaries (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current assets as of such date.

“Consolidated Current Liabilities” means, as of any date of determination, all liabilities (without duplication) of the Borrower and its Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current liabilities as of such date; provided, however, that Consolidated Current Liabilities shall not include (a) current maturities of any long-term Indebtedness, (b) outstanding revolving loans and (c) the current portion of any other long-term liabilities.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:

(a) Consolidated Net Income for the most recently completed Measurement Period plus

(b) the following to the extent deducted in calculating such Consolidated Net Income (without duplication):

(i) Consolidated Interest Charges,

(ii) the provision for federal, state, local and foreign income taxes payable,

(iii) depreciation and amortization expense,

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(iv) non-cash charges, non-cash expenses or non-cash losses (including, without limitation, non-cash compensation expenses arising from the issuances of Equity Interests, options to purchase Equity Interests and Equity Interest appreciation rights to management but excluding (A) any non-cash charge, loss or expense that is an accrual of a reserve for a cash expense or payment to be made, or anticipated to be made, in a future period and (B) any expenses or charges related to the write-down or write-off of accounts receivable and other current assets),

(v) any fees, expenses or charges incurred during such period in connection with any Acquisition, Investment, Disposition outside the ordinary course of business, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the syndication of the credit facilities represented by this Agreement and any other credit facilities), the issuance of Equity Interests, refinancing transactions or the amendment or modification of any debt instrument (including any amendment or other modification of this Agreement and any other credit facilities), in each case to the extent not prohibited by this Agreement and including, in each case, any transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed; provided, that, the aggregate amount added back pursuant to this clause (v) and clause (vi) below for any period shall not exceed, in the aggregate, an amount equal to twenty-five percent (25%) of Consolidated EBITDA for such period (determined prior to giving effect to all such add-backs),

(vi) any non-recurring: restructuring charges, integration and facilities opening costs, project start-up costs, costs related to the closure and/or consolidation of facilities, severance costs and recruiting fees and expenses, costs and expenses related to intellectual property and acquisition matters, non-ordinary course litigation and settlement matters, non-ordinary course penalties and fines, and costs incurred in connection with new systems design and implementation costs, in each case, for such period; provided, that, the aggregate amount added back pursuant to this clause (vi) and clause (v) above for any period shall not exceed, in the aggregate, an amount equal to twenty-five percent (25%) of Consolidated EBITDA for such period (determined prior to giving effect to all such add-backs); less

(c) the following (without duplication) to the extent included in calculating such Consolidated Net Income, all as determined in accordance with GAAP:

(i) all non-cash gains increasing Consolidated Net Income for such period (excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period);

(ii) all cash payments made during such period to the extent made on account of non-cash reserves and other non-cash charges added back to Consolidated Net Income pursuant to clause (b)(iv) above in a previous period; and

(iii) any gains realized from the disposal, abandonment or discontinuance of operations of the Borrower and its Subsidiaries outside of the ordinary course of business.

For purposes of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary shall have consummated an Acquisition or disposed of any Person, any division, line of business or business unit of any Person or all or substantially all of the operating assets of any Person, Consolidated EBITDA for such period shall be calculated after giving effect thereto on a Pro Forma Basis as if such transaction occurred on the first day of such period.

“Consolidated Excess Cash Flow Prepayment Date” has the meaning specified in Section 2.08(b)(i).

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“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA, less (ii) the aggregate amount of all Unfinanced Capital Expenditures, less (iii) the aggregate amount of federal, state, local and foreign income taxes paid in cash, less (iv) Restricted Payments paid in cash (other than Restricted Payments made pursuant to Section 6.06(a) or Section 6.06(b)), less (v) the aggregate amount of Investments made pursuant to Section 6.03(c)(v), 6.03(g), 6.03(j) or 6.03(k), in each case to the extent made with Non-Equity Funds, to (b) the sum of (i) Consolidated Interest Charges to the extent paid in cash, and (ii) scheduled principal payments of Consolidated Funded Indebtedness that have been paid or are required to be paid (including the Loans under this Agreement and Capitalized Leases, but excluding (i) principal payments due at final scheduled maturity and balloon payments and (ii) principal payments converted into common Equity Interests in accordance with the terms of the agreements pursuant to which such payments are due), in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of: (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder but excluding all obligations in respect of intercompany Indebtedness among the Loan Parties and all contingent indemnification obligations for which no claim has been made) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than performance and surety bonds supporting obligations incurred in the ordinary course of business); (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business, deferred revenue and customer deposits); (e) all Attributable Indebtedness; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary; and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest but excluding interest in respect of intercompany Indebtedness among the Loan Parties) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) unusual and infrequent gains and unusual and infrequent losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness as of such date, excluding (A) operating leases, (B) Indebtedness incurred to purchase or refinance commercial real estate and which is secured by such commercial real estate (other than the Loans), (C) the Convertible Notes and (D) Consolidated Funded Indebtedness owed by any Foreign Subsidiary which is non-recourse to, and not in any manner Guaranteed by, any Loan Party and which is permitted under Section 6.02(k), minus (ii) the lesser of (A) 50% of unrestricted, unencumbered (other than encumbrances pursuant to the Loan Documents) cash and Cash Equivalents of the Borrower and its Subsidiaries, and (B) $100,000,000 to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

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“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness as of such date, excluding (A) operating leases, (B) Indebtedness incurred to purchase or refinance commercial real estate and which is secured by such commercial real estate (other than the Loans), and (C) the Convertible Notes, minus (ii) the lesser of (A) 50% of unrestricted, unencumbered (other than encumbrances pursuant to the Loan Documents) cash and Cash Equivalents of the Borrower and its Subsidiaries, and (B) $100,000,000 to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Working Capital” means, as of any date of determination, Consolidated Current Assets as of such date minus Consolidated Current Liabilities as of such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Account” means each deposit account and securities account that is subject to a Qualifying Control Agreement.

“Convertible Debt” means the Convertible Notes and other Indebtedness incurred by any Loan Party pursuant to the Convertible Debt Documents.

“Convertible Debt Documents” means the Indenture dated as of December 23, 2024 by and between the Borrower, as issuer, and Computershare Trust Company, N.A., as trustee, the Convertible Notes and all other agreements, instruments and other documents pursuant to which the Convertible Notes have been issued or otherwise setting forth the terms of the Convertible Notes.

“Convertible Debt Maturity Date” means January 15, 2030 (or such later scheduled maturity date as may be provided in an amendment to the Convertible Debt Documents permitted under Section 6.16).

“Convertible Notes” means the 2.750% unsecured convertible senior notes of the Borrower due 2030 in an aggregate principal amount of $125,000,000 issued and sold December 23, 2024 pursuant to the Convertible Debt Documents.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (a) the value of the Equity Interests of the Borrower or any Subsidiary to be transferred in connection with such Acquisition, (b) the amount of any cash and fair market value of other property given as consideration in connection with such Acquisition, (c) the amount of any Indebtedness incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition, (d) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP in connection with such Acquisition, and (e) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition.

“Covered Entity” has the meaning specified in Section 9.18.

“Credit Extension” means (a) a Borrowing or (b) an L/C Credit Extension.

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“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the ABR plus the Applicable Rate for Revolving Loans that are ABR Loans plus two percent (2%), in each case, to the fullest extent permitted by Applicable Law.

“Defaulting Lender” means, subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, the Borrower, or, to the extent the Issuing Bank has outstanding L/C Obligations at such time, the Issuing Bank, to confirm in writing to the Administrative Agent, the Issuing Bank and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the Issuing Bank and the Borrower), or (d)  has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) as of the date established therefor by Administrative Agent in a written notice of such determination, which notice shall be delivered by the Administrative Agent to the Borrower, the Issuing Bank, the Swingline Lender and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran and North Korea).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

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“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the latest Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar” and “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).

“Eligible Equipment” means equipment consisting of fabrication expansion tools, optical transmission-related machinery and other similar equipment reasonably acceptable to the Administrative Agent, with respect to which the following conditions are or, substantially concurrently with the making of the Term Loans the proceeds of which shall be used to purchase such equipment, will be satisfied: (a) the Borrower owns and has good title to such equipment and such equipment is for use in the ordinary course of the Borrower’s operations in the United States, (b) the Borrower has the right to subject such equipment to a Lien in favor of the Administrative Agent, such equipment is subject to a first priority perfected Lien in favor of the Administrative Agent, and such equipment is free and clear of all other Liens of any nature whatsoever (except for Permitted Liens which do not have priority over the Lien in favor of the Administrative Agent), (c) the full purchase price for such equipment has been paid by Borrower, (d) except to the extent such equipment is in transit, such equipment is being repaired, serviced, equipped or refurbished or such equipment is being used at a customer’s site in the ordinary course of business, such equipment is located on premises (i) owned by the Borrower, or (ii) leased by the Borrower and the lessor has delivered to Administrative Agent an appropriate Landlord Waiver (provided that the Borrower shall have ninety (90) days after the Closing Date to deliver such Landlord Waiver), (e) such equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by Borrower in the ordinary course of business, (f) such equipment is not subject to any agreement which restricts the ability of Borrower to use, sell, rent, transport or dispose of such equipment or which restricts Administrative Agent’s ability to take possession of, sell or otherwise dispose of such equipment, (g) such equipment does not constitute a permanent “fixture” under the Applicable Law of the jurisdiction in which such equipment is located (other than a permanent fixture to the Mortgaged Property), and (h) such equipment was new when purchased and was purchased no earlier than October 1, 2025 and no later than the end of the Initial Term Loan Availability Period.

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“Eligible Equipment Invoice Amount” means, with respect to any Eligible Equipment, the purchase price of such Eligible Equipment as reflected in the invoice related thereto.

“Eligible Equipment Soft Costs” means, with respect to any Eligible Equipment, the soft costs related to the purchase of such Eligible Equipment such as freight, taxes, installation, shipping materials and other similar soft costs, in each case to the extent the same is included in the Eligible Equipment Invoice Amount for such Eligible Equipment.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, certification, registration, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance Proceeds” means the aggregate cash or Cash Equivalents proceeds received by Borrower in respect of any issuance by Borrower of its Equity Interests, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), and (b) Taxes paid or payable as a result thereof. The aggregate amount of Equity Issuance Proceeds held by the Borrower as of the Closing Date is $[***], which amount shall be increased by Equity Issuance Proceeds received by the Borrower after the Closing Date and shall be decreased by usage of the Equity Issuance Proceeds on or after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

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“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Erroneous Payment” has the meaning specified in Section 8.11(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 8.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Article VII.

“Evergreen Letter of Credit” has the meaning specified in Section 2.05(b).

“Excess Cash Flow” means, for any period of the Borrower and its Subsidiaries on a consolidated basis, an amount (if positive) equal to Consolidated Net Income for such period plus (a) the following without duplication: (i) an amount equal to any net decrease in Consolidated Working Capital from the first day to the last day of such period (excluding such decreases arising from (A) the reclassification during such period between current assets and long term assets and current liabilities and long term liabilities (with a corresponding restatement of the prior period to give effect to such reclassification), (B) any Disposition of any Person, facility or line of business or Acquisition during such period, (C) any fluctuations in the amount of accrued and contingent obligations under any Swap Contract, and (D) the application of purchase or recapitalization accounting), (ii) to the extent not included in Consolidated Net Income, any cash gains and income (actually received in cash) during such period and (iii) the amount of all non-cash losses, charges and expenses deducted in calculating Consolidated Net Income for such period, minus (b) the following without duplication: (i) all scheduled payments of principal on Consolidated Funded Indebtedness (including, without limitation, the Term Loans but excluding the Revolving Facility or any other revolving loan facility) actually paid in such period, (ii) an amount equal to any net increase in Consolidated Working Capital from the first day to the last day of such period (excluding such increases arising from (A) the reclassification during such period between current assets and long term assets and current liabilities and long term liabilities (with a corresponding restatement of the prior period to give effect to such reclassification), (B) any Disposition of any Person, facility or line of business or Acquisition during such period, (C) any fluctuations in the amount of accrued and contingent obligations under any Swap Contract, and (D) the application of purchase or recapitalization accounting), (iii) the amount of (A) any non-cash gains and income included in calculating Consolidated Net Income for such period and (B) any cash expenses, charges and losses excluded in arriving at such Consolidated Net Income, in each case, to the extent not financed with the proceeds of long-term, non-revolving Indebtedness, (iv) any required up-front cash payments in respect of Swap Contracts to the extent not financed with the proceeds of long-term, non-revolving Indebtedness and not deducted in arriving at such Consolidated Net Income, (v) any cash payments actually made during such period that represent a non-cash charge from a previous period that was included in calculating Consolidated Excess Cash Flow for such previous period, (vi) the aggregate amount of expenditures actually made by the Borrower or any of its Subsidiaries in cash during such period for the payment of financing fees, rent and pension and other retirement benefits to the extent that such expenditures are not deducted from Consolidated Net Income for such period, and (vii) Unfinanced Capital Expenditures actually paid in cash by the Borrower or any Subsidiary; provided that in the case of the preceding clause (b)(vi), such amount shall be deducted only to the extent any such amount is (I) paid during such period and (II) not financed with long-term, non-revolving Indebtedness.

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“Excluded Accounts” means (i) deposit accounts used solely for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the employees of any Loan Party, (ii) zero balance accounts, and (iii) other deposit accounts so long as at any time the aggregate balance in all such accounts does not exceed $5,000,000.

“Excluded Property” means, with respect to any Loan Party:

(a) any owned or leased real property which is located outside of the United States, unless reasonably requested by the Administrative Agent or the Required Lenders,

(b) unless reasonably requested by the Administrative Agent or the Required Lenders, any Intellectual Property for which a perfected Lien thereon is not effected either by filing of a UCC financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office;

(c) the Equity Interests of any Foreign Subsidiary of such Loan Party, other than the Pledged Equity;

(d) any permit, lease, license, or other contract of such Loan Party to the extent the grant of a security interest in such permit, lease, license, or other contract in the manner contemplated by the Loan Documents, under the terms thereof or under Applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both), provided that (x) any such limitation described in this clause (d) shall only apply to the extent that any such prohibition or right to terminate or accelerate or alter such Loan Party’s rights could not be rendered ineffective pursuant to the UCC or any other Applicable Law (including Debtor Relief Laws) or principles of equity, (y) in the event of the termination or elimination of any such prohibition or right or the requirement for any consent contained in any Applicable Law, permit, lease, license or other contract, to the extent sufficient to permit any such item to become Collateral under the Loan Documents, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such permit, lease, license, or other contract shall be automatically and simultaneously granted under the Loan Documents and shall be included as Collateral under the Loan Documents; and

(e) any United States intent-to-use trademark applications to the extent that, and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of or render void or result in the cancellation of, any registration issued as a result of such intent-to-use trademark applications under Applicable Law; provided that upon submission and acceptance by the USPTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; provided, however, all rights to payment of money due or to become due pursuant to, and all rights to the Proceeds (as defined in the Security Agreement) from the sale of, any property described in this definition of Excluded Property shall not be Excluded Property and shall be and at all times remain Collateral and shall be subject to the security interests created by the Security Agreement.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell”, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or the Issuing Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender or Issuing Bank with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a Law in effect on the date on which (i) such Lender or the Issuing Bank acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21(b)) or (ii) such Lender or the Issuing Bank changes its lending or issuing office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s or Issuing Bank’s assignor immediately before such Lender or Issuing Bank became a party hereto or to such Lender or Issuing Bank immediately before it changed its lending or issuing office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” means the Revolving Facility, the Initial Term Loan Facility or an Incremental Term Loan Facility.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Commitments of all of the Lenders have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations for which no claim has been made), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the Issuing Bank shall have been made).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning specified in Section 3.17(b).

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means the fee letter dated June 2, 2026 between the Borrower and East West Bank.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Flood Hazard Property” means all or any part of the Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Flood Insurance Laws” means, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert–Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

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“Floor” means a rate of interest equal to 1%.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof..

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.03, United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

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“Guarantors” means, collectively, (a) the Domestic Subsidiaries of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 5.15 and (b) with respect to Additional Secured Obligations owing by any Loan Party and any Swap Obligation of a Specified Loan Party (determined before giving effect to Section 10.01 and Section 10.11) under the Guaranty, the Borrower.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 5.15.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, at the time it enters into a Swap Contract not prohibited under Articles V or VI, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement and provided further that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Illegality Notice” has the meaning specified in Section 2.20.

“Incremental Commitment Effective Date” has the meaning specified in Section 2.26(c).

“Incremental Facility Joinder Agreement” means a joinder or similar agreement entered into by any Person (including any Lender) under Section 2.26 pursuant to which such Person shall provide an Incremental Term Loan Commitment hereunder and (if such Person is not then a Lender) shall become a Lender party hereto.

“Incremental Term Loan Commitment” has the meaning specified in Section 2.26(a).

“Incremental Term Loan Facility” means any facility consisting of Incremental Term Loan Commitments and all Borrowings thereunder.

“Incremental Term Loan Lender” has the meaning specified in Section 2.26(b).

“Incremental Term Loans” means the Term Loans made under any Incremental Term Loan Facility.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

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(b) all direct or contingent obligations of such Person arising under or in respect of (i) letters of credit (including standby and commercial), bankers’ acceptances, demand guarantees and similar independent undertakings and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created or which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.03(b).

“Information” has the meaning specified in Section 9.12.

“Initial Term Loan Availability Period” means the period from and including the Closing Date to the earliest of (i) the date that is twelve (12) months after the Closing Date, (ii) the Term Loan Maturity Date, and (iii) the date of termination of all of the Initial Term Loan Commitments of the respective Initial Term Loan Lenders to make Initial Term Loans pursuant to Section 2.09(a) or Section 2.09(b).

“Initial Term Loan Commitment” means with respect to each Initial Term Loan Lender, the commitment of such Lender to make one or more Term Loans on any Business Day during the Initial Term Loan Availability Period in an aggregate principal amount not to exceed the amount of such Lender’s Initial Term Loan Commitment set forth on Schedule 2.01, as such commitment shall be terminated pursuant to Section 2.09(a). The aggregate Initial Term Loan Commitments of all of the Initial Term Loan Lenders on the Closing Date shall be $170,000,000.

“Initial Term Loan Commitment Unused Fee” has the meaning specified in Section 2.12(a).

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“Initial Term Loan Facility” means, at any time, (a) at any time during the Initial Term Loan Availability Period, the sum of (i) the aggregate amount of the Initial Term Loan Commitments at such time and (ii) the aggregate principal amount of the Initial Term Loans of all Initial Term Loan Lenders outstanding at such time and (b) thereafter, the aggregate principal amount of the Initial Term Loans of all Initial Term Loan Lenders outstanding at such time.

“Initial Term Loan Lenders” means the Persons listed on Schedule 2.01 holding an Initial Term Loan Commitment or Term Loans under the Initial Term Loan Facility and any other Person that shall have become party hereto holding Initial Term Loans under the Initial Term Loan Facility pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto holding Initial Term Loans under the Initial Term Loan Facility pursuant to an Assignment and Assumption.

“Initial Term Loans” means the Term Loans made under the Initial Term Loan Facility.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intercompany Debt” has the meaning specified in Section 6.02(d).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be in the form of a Loan Notice.

“Interest Payment Date” means (a) as to any ABR Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date of the Facility under which such Loan was made, (b) as to any SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, and the applicable Maturity Date of the Facility under which such Loan was made and (c) as to any Swingline Loan, the last Business Day of each March, June, September and December and the Revolving Commitment Termination Date.

“Interest Period” means, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders and the Administrative Agent (in each case, subject to the availability thereof), as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period in respect of any Loan or Borrowing under any Facility shall extend beyond the applicable Maturity Date of such Facility and (iv) no tenor that has been removed from this definition pursuant to Section 2.24(d) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.

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“IRS” means the United States Internal Revenue Service.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Bank” means East West Bank (through itself or through one of its designated Affiliates or branch offices), in its capacity as issuer of Letters of Credit hereunder. The Issuing Bank may, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), arrange for one or more Letters of Credit to be issued by branches or Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C executed and delivered in accordance with the provisions of Section 5.15.

“Junior Indebtedness” means, collectively, (i) all Convertible Debt, (ii) all unsecured Indebtedness of Borrower and its Subsidiaries, and (iii) all Indebtedness of Borrower and its Subsidiaries that is secured by any of the Collateral on a junior basis to the Liens on the Collateral securing the Secured Obligations.

“Landlord Waiver” means a landlord or warehouse waiver substantially in the form of Exhibit D.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof, the extension of the expiry date thereof, or the reinstatement or increase of the amount thereof.

“L/C Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Documents” means, as to any Letter of Credit, each application therefor and any other document, agreement and instrument entered into by the Borrower or a Subsidiary with or in favor of the Issuing Bank and relating to such Letter of Credit.

“L/C Fee” has the meaning specified in Section 2.12(b).

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“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Obligations of any Revolving Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Revolving Lender shall remain in full force and effect until the Issuing Bank and the Revolving Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“L/C Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the total amount of the Revolving Commitments. The L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“Lender” means a Revolving Lender or a Term Loan Lender, as the context may require.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or standby letter of credit. Letters of Credit shall be available by sight payment and not by deferred payment, acceptance or negotiation. For the avoidance of doubt, the term Letter of Credit shall not include any letter of credit, demand guarantee or other undertaking issued by any Person (including any branch or Affiliate of the Issuing Bank) that is supported by a Letter of Credit issued by the Issuing Bank hereunder pursuant to a back-stop or counter-standby structure.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means a Revolving Loan or a Term Loan, as the context may require.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each L/C Document, (g) each Joinder Agreement, (h) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.22, and (i) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement) and any amendments, modifications or supplements thereto or to any other Loan Document or waivers hereof or to any other Loan Document; provided, however, that for purposes of Section 9.02, “Loan Documents” shall mean this Agreement, the Guaranty and the Collateral Documents.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of SOFR Loans, pursuant to Section 2.03 or Section 2.07, which shall be substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

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“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of any Loan Party to perform its Obligations, (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or the Issuing Bank or any Lender under any Loan Document.

“Material Contract” means, with respect to any Person, each contract or agreement (a) material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person or (b) any other contract, agreement, permit or license, written or oral, of the Borrower and its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Borrower (or, for purposes of determining Pro Forma Compliance, the most recently completed four (4) fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01); provided that, solely for purposes of calculating the scheduled principal payments of Consolidated Funded Indebtedness under clause (b)(ii) of the definition of “Consolidated Fixed Charge Coverage Ratio”: (a) for the Measurement Period ending on the last day of the fiscal quarter in which scheduled amortization payments in respect of the Term Loans are first required to be made pursuant to Section 2.10(a) (the “First Amortization Quarter”), the scheduled principal payments on the Term Loans included in such clause (b)(ii) for such Measurement Period shall be the scheduled principal payments on the Term Loans due and payable during the First Amortization Quarter multiplied by four (4); (b) for the Measurement Period ending on the last day of the fiscal quarter ending after the First Amortization Quarter (the “Second Amortization Quarter”), the scheduled principal payments on the Term Loans included in such clause (b)(ii) for such Measurement Period shall be the aggregate amount of the scheduled principal payments on the Term Loans due and payable during the First Amortization Quarter and Second Amortization Quarter multiplied by two (2); and (c) for the Measurement Period ending on the last day of the fiscal quarter ending after the Second Amortization Quarter (the “Third Amortization Quarter”), the scheduled principal payments on the Term Loans included in such clause (b)(ii) for such Measurement Period shall be the aggregate amount of the scheduled principal payments on the Term Loans due and payable during the First Amortization Quarter, the Second Amortization Quarter and the Third Amortization Quarter multiplied by four/thirds (4/3).

“Maturity Date” means the Revolving Commitment Termination Date or the Term Loan Maturity Date, as context may require.

“Maximum Rate” has the meaning specified in Section 9.14.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Bank with respect to all Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Bank in their sole discretion.

“Mortgage” or “Mortgages” means, individually and collectively, as the context requires, each of the fee or leasehold mortgages, deeds of trust, deeds and other similar security documents executed by a Loan Party that purport to grant a Lien to the Administrative Agent (or a trustee for the benefit of the Administrative Agent) for the benefit of the Secured Parties in the Mortgaged Property, in form and substance satisfactory to the Administrative Agent.

“Mortgaged Property” means the real property, buildings and improvements owned by the Borrower located at 13139 Jess Pirtle Blvd., Sugar Land, Texas, 77478.

“Mortgaged Property Support Documents” means, with respect to the Mortgaged Property, the deliveries and documents described in Section 4.01(g).

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“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Multiple Employer Plan” means a Plan with respect to which the Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party in respect of any Disposition or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) Taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party in any Disposition or Involuntary Disposition.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders or, in the case of amendments that require the approval of all or all affected Lenders of a particular Class, the Required Revolving Lenders or the Required Term Loan Lenders, as applicable.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Equity Funds” means any cash, Cash Equivalents or other funds of the Loan Parties, other than Equity Issuance Proceeds.

“Non-Extension Notice Date” has the meaning specified in Section 2.05(b).

“Note” means a Term Note or a Revolving Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document, including Erroneous Payment Subrogation Rights, and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that the Administrative Agent, any Lender or the Issuing Bank, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower or such other Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).

“Outstanding Amount” means, with respect to Term Loans under any Term Loan Facility on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans under such Term Loan Facility occurring on such date.

“Participant” has the meaning specified in Section 9.04(d).

“Participant Register” has the meaning specified in Section 9.04(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning specified in Section 8.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means an Acquisition by a Loan Party (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Loan Parties pursuant to the terms of this Agreement, in each case so long as: (a) no Default shall then exist or would exist after giving effect thereto; (b) the Loan Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the Acquisition on a Pro Forma Basis, the Loan Parties are in Pro Forma Compliance; (c) the Administrative Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of such Acquisition) a first priority perfected security interest in all property (including, without limitation, Equity Interests) acquired with respect to the Target in accordance with the terms of Section 5.16 and the Target, if a Person, is or shall become a wholly-owned Domestic Subsidiary of the Loan Parties upon consummation of the such Acquisition and shall have executed a Joinder Agreement in accordance with the terms of Section 5.15; (d) the Administrative Agent and the Lenders shall have received not less than fifteen (15) days prior to the consummation of any such Acquisition (i) a description of the material terms of such Acquisition, (ii) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, (iii) Consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to such Acquisition) and (iv) a calculation of the amount of the Cost of Acquisition to be paid by the Loan Parties and their Subsidiaries with Equity Issuance Proceeds and Non-Equity Funds; (e) if the Target has earnings before interest, taxes, depreciation and amortization for the four (4) fiscal quarter period prior to the acquisition date in an amount less than $0, the Loan Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the Acquisition on a Pro Forma Basis, the Consolidated Fixed Charge Coverage Ratio is not less than 1.50 to 1.00; and (f) such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target.

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“Permitted Liens” has the meaning set forth in Section 6.01.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property among Loan Parties; and (c) the sale or disposition of Cash Equivalents for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Borrower or any Subsidiary, or any such plan to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which the Borrower has any liability.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Prepayment Notice” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Pro Forma Basis” and “Pro Forma Effect” means, for any Disposition of all or substantially all of a division or a line of business or for any Acquisition, whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Section 6.11, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the following pro forma adjustments shall be made: (a) in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period; (b) in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period; (c) interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period; and (d) any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period.

“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default after giving Pro Forma Effect, based upon the results of operations for the most recently completed Measurement Period to (a) such transaction and (b) all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.

“Protected Person” has the meaning specified in Section 9.03(d).

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“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 9.01(e).

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Administrative Agent, which agreement is in form and substance acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) the Issuing Bank, as applicable.

“Register” has the meaning specified in Section 9.04(c).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors and representatives, including accountants, auditors and legal counsel of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means (a) at any time there are two or fewer Non-Defaulting Lenders (treating Lenders that are Affiliates of one another as a single Lender), Lenders having in the aggregate 100% of the Total Credit Exposures of all Lenders or (b) at any other time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

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“Required Revolving Lenders” means (a) at any time there are two or fewer Revolving Lenders that are Non-Defaulting Lenders (treating Lenders that are Affiliates of one another as a single Lender), Revolving Lenders having in the aggregate 100% of the Total Revolving Credit Exposures of all Revolving Lenders or (b) at any other time, Revolving Lenders having Total Revolving Credit Exposures representing more than 50% of the Total Revolving Credit Exposures of all Revolving Lenders. The Total Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Required Term Loan Lenders” means, with respect to any Term Loan Facility, (a) at any time there are two or fewer Term Loan Lenders that are Non-Defaulting Lenders (treating Lenders that are Affiliates of one another as a single Lender), Term Loan Lenders having in the aggregate 100% of the unused Term Loan Commitments and aggregate Outstanding Amount of Term Loans of all Term Loan Lenders under such Term Loan Facility at such time or (b) at any other time, Term Loan Lenders having unused Term Loan Commitments and Outstanding Amount of Term Loans under such Term Loan Facility representing more than 50% of the aggregate unused Term Loan Commitments and aggregate Outstanding Amount of Term Loans of all Term Loan Lenders under such Term Loan Facility at such time. The Term Loan Commitments and the Outstanding Amount of Term Loans of any Defaulting Lender shall be disregarded in determining Required Term Loan Lenders at any time.

“Resignation Effective Date” has the meaning specified in Section 8.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) the chief executive officer, president, executive vice president or a Financial Officer of a Loan Party, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.01, any vice president, secretary or assistant secretary of a Loan Party and (c) solely for purposes of Borrowing Requests, requests for L/C Credit Extensions, prepayment notices and notices for Revolving Commitment terminations or reductions given pursuant to Article II, any other officer or employee of the Borrower so designated from time to time by one of the officers of the Borrower described in clause (a) in a notice to the Administrative Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Administrative Agent). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).

“Revolving”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are made pursuant to Section 2.01(b).

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by the Revolving Lenders.

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“Revolving Commitment” means with respect to each Revolving Lender on any date, the commitment of such Lender to (a) make a Revolving Loan if such Loan is required to be disbursed on such date and (b) purchase a participation in (i) L/C Obligations and (ii) Swingline Loans, in each case if such participation is required to be purchased on such date, expressed as an amount representing the maximum principal or face amount of such Revolving Loan, Letter of Credit or Swingline Loan, as such commitment may be reduced or increased from time to time pursuant to Section 9.04 or reduced from time to time pursuant to Section 2.09. The initial amount of such Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate Revolving Commitments of all of the Revolving Lenders on the Closing Date shall be $30,000,000.

“Revolving Commitment Termination Date” means the earliest of (i) October 30, 2030, (except that, if such date is not a Business Day, the Revolving Commitment Termination Date shall be the next preceding Business Day), (ii) the date of termination of all of the Revolving Commitments pursuant to Section 2.09(b), (iii) the date of termination of the Revolving Commitment of each Revolving Lender to make Revolving Loans and of the obligation of the Issuing Bank to make L/C Credit Extensions pursuant to Section 7.02, and (iv) the date that is six months prior to the earlier of (A) the Convertible Debt Maturity Date or (B) the date on which the Convertible Debt matures or is otherwise required to be repaid, retired, defeased or redeemed (except that, if such date is not a Business Day, the Revolving Commitment Termination Date shall be the next preceding Business Day).

“Revolving Commitment Unused Fee” has the meaning specified in Section 2.12(a).

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Facility” means the Revolving Commitments and all Credit Extensions thereunder.

“Revolving Lender” means the Persons listed on Schedule 2.01 holding a Revolving Commitment or Revolving Loans and any other Person that shall have become party hereto holding a Revolving Commitment or Revolving Loans pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto holding a Revolving Commitment or Revolving Loans pursuant to an Assignment and Assumption. Unless the context requires otherwise, the term “Revolving Lenders” includes the Swingline Lender but does not include the Administrative Agent or the Issuing Bank in their respective capacities as the Administrative Agent or as Issuing Bank.

“Revolving Loan” means a loan made by a Revolving Lender to the Borrower pursuant to Section 2.01(b).

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans or Swingline Loans, as the case may be, made by such Revolving Lender, substantially in the form of Exhibit G.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party and any Cash Management Bank.

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“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract required by or not prohibited under Article V or Article VI between any Loan Party and any Hedge Bank.

“Secured Obligations” means all Obligations and all Additional Secured Obligations.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Bank, the Hedge Banks, the Cash Management Banks, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 8.05.

“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date determined in accordance with GAAP.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Solvent” and “Solvency” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

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“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of a Swingline Loan.

“Swingline Lender” means East West Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.04.

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04, which shall be substantially in the form of Exhibit I or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swingline Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the total amount of the Revolving Commitments. The Swingline Sublimit is part of, and not in addition to, the Revolving Facility.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning set forth in the definition of “Permitted Acquisition.”

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a loan made by a Term Loan Lender to the Borrower pursuant to Section 2.01(a) or a loan under an Incremental Term Loan Facility made pursuant to Section 2.26.

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by the applicable Term Loan Lenders.

“Term Loan Commitment” means an Initial Term Loan Commitment or an Incremental Term Loan Commitment, as the context may require.

“Term Loan Facility” means the Initial Term Loan Facility or an Incremental Term Loan Facility, as the context may require.

“Term Loan Lender” means each Initial Term Loan Lender and each Incremental Term Loan Lender and any other Person that shall have become party hereto holding Term Loans pursuant to an Assignment and Assumption or an Incremental Facility Joinder Agreement, other than any such Person that ceases to be a party hereto holding Term Loans pursuant to an Assignment and Assumption.

“Term Loan Maturity Date” means (a) with respect to the Initial Term Loan Facility, the earliest of (i) October 30, 2030 (except that, if such date is not a Business Day, the Term Loan Maturity Date for the Initial Term Loan Facility shall be the next preceding Business Day), (ii) the date of termination of the Initial Term Loan Commitment of each Initial Term Loan Lender to make Initial Term Loans pursuant to Section 7.02, and (iii) the date that is six months prior to the earlier of (A) the Convertible Debt Maturity Date or (B) the date on which the Convertible Debt matures or is otherwise required to be repaid, retired, defeased or redeemed (except that, if such date is not a Business Day, the Term Loan Maturity Date for the Initial Term Loan Facility shall be the next preceding Business Day), and (b) with respect to any Incremental Term Loan Facility, the earliest of (i) the date set forth as such in the applicable Incremental Facility Joinder Agreement (except that, if such date is not a Business Day, the Term Loan Maturity Date in respect of such Incremental Term Loan Facility shall be the next preceding Business Day) and (ii) the date that is six months prior to the earlier of (A) the Convertible Debt Maturity Date or (B) the date on which the Convertible Debt matures or is otherwise required to be repaid, retired, defeased or redeemed (except that, if such date is not a Business Day, the Term Loan Maturity Date for such Incremental Term Loan Facility shall be the next preceding Business Day).

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Loan Lender, substantially in the form of Exhibit J.

“Term SOFR” means,

(a)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the first day of such Interest Period (the “Term SOFR Determination Day”), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Pacific time) on such Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day, and

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(b)for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on such day (such day, the “ABR Term SOFR Determination Day”), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Pacific time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and Outstanding Amount of Term Loans of such Lender at such time.

“Total Revolving Credit Exposure” means, as to any Revolving Lender at any time, the unused Revolving Commitments and Revolving Credit Exposure of such Lender at such time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or ABR.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

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“Unfinanced Capital Expenditures” means Capital Expenditures not financed or funded with (a) the proceeds of any equipment loan, (b) Equity Issuance Proceeds to the extent such Equity Issuance Proceeds were received within the same Measurement Period, or (c) the proceeds of any Convertible Notes, to the extent such Convertible Notes were issued or incurred within the same Measurement Period for the specific purpose of financing or funding such Capital Expenditure (provided that Equity Issuance Proceeds and net proceeds from the issuance of Convertible Notes received by the Borrower on or after January 1, 2025, that have not been applied to finance Capital Expenditures, Investments or for other purposes can be carried forward and applied to Capital Expenditures incurred through and including the end of the 2027 fiscal year and such Capital Expenditures shall be deemed to be financed capital expenditures for the purpose of this calculation); provided, however, that Capital Expenditures financed with proceeds of the Revolving Commitments, Swingline Loans or any other revolving credit facility shall constitute Unfinanced Capital Expenditures.

“United States” and “U.S.” mean the United States of America.

“Unused Fees” means the Revolving Commitment Unused Fees and the Initial Term Loan Commitment Unused Fees.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Loan Party” means any Loan Party that is organized under the laws of the United States, any state thereof for the District of Columbia.

“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.18(g).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Wholly-Owned” means, as to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by Applicable Law) are owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means the Loan Parties and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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Section 1.02 Terms Generally. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.03   Accounting Terms; Changes in GAAP.

(a) Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

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(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Pro Forma Treatment. If during any Measurement Period the Borrower or any Subsidiary shall have consummated an Acquisition or Disposed of any Person, any division, line of business or business unit of any Person or all or substantially all of the operating assets of any Person, such Acquisition or Disposition shall be given Pro Forma Effect as of the first day of such Measurement Period for purposes of determining compliance with the financial covenants set forth in Section 6.11 and for purposes of determining the Applicable Rate.

(d) Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.04   Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.05   Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

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Section 1.06   Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any L/C Document, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.07   Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

Section 1.08   UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

Article II

COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01   Commitments.

(a) Term Loans. Subject to the terms and conditions set forth herein, each Initial Term Loan Lender severally agrees to make one or more Term Loans to the Borrower, in Dollars, from time to time on any Business Day during the Initial Term Loan Availability Period, in an aggregate principal amount not to exceed such Lender’s Applicable Percentage of the Initial Term Loan Facility; provided that the aggregate principal amount of all Term Loans made by such Lender under the Initial Term Loan Facility shall not exceed such Lender’s Initial Term Loan Commitment. Each Term Loan Borrowing under the Initial Term Loan Facility shall consist of Term Loans made simultaneously by the Initial Term Loan Lenders in accordance with their respective Applicable Percentages of the Initial Term Loan Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be ABR Loans or SOFR Loans, as further provided herein; provided, however, any Term Loan Borrowing made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as ABR Loans unless the Borrower delivers a written request for a SOFR Borrowing not less than three (3) U.S. Government Securities Business Days prior to the date of such Term Loan Borrowing. Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Joinder Agreement with respect to the applicable Incremental Term Loan Facility, each Incremental Term Loan Lender under the applicable Incremental Term Loan Facility severally agrees to make a Term Loan to the Borrower on such applicable Incremental Commitment Effective Date in an aggregate principal amount equal to such Lender’s Incremental Term Loan Commitment under such Incremental Term Loan Facility.

(b) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrower from time to time on any Business Day during the Revolving Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the total Revolving Credit Exposures of all Revolving Lenders exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Revolving Loans may be ABR Loans or SOFR Loans, as further provided herein.

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Section 2.02   Loans and Borrowings.

(a) Borrowings. Each Term Loan under the applicable Term Loan Facility shall be made as part of a Borrowing consisting of Term Loans of the same Type made by the applicable Term Loan Lenders ratably in accordance with their respective applicable Term Loan Commitments. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments.

(b) Type of Loans. Subject to Section 2.19, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. Each SOFR Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $100,000. Each ABR Borrowing shall be in an aggregate amount equal to $500,000 or a larger multiple of $100,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the applicable Commitments. Each Swingline Loan shall be in an amount equal to $250,000 or a larger multiple of $50,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not be more than a total of five (5) SOFR Borrowings outstanding at any time.

Section 2.03   Borrowing Requests.

(a) Notice by Borrower. Each Borrowing (other than a Swingline Borrowing) shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Administrative Agent (if promptly confirmed by such a written Borrowing Request consistent with such telephonic notice) and must be received by the Administrative Agent not later than (i) in the case of a SOFR Borrowing, 10:00 a.m. (Pacific time) three U.S. Government Securities Business Days prior to the date of the requested Borrowing or (ii) in the case of an ABR Borrowing, 9:00 a.m. (Pacific time) on the date of the requested Borrowing. Each Swingline Borrowing shall be requested in accordance with Section 2.04.

(b) Content of Borrowing Requests. Each Borrowing Request for a Borrowing pursuant to this Section shall specify the following information in compliance with Section 2.02: (i) the aggregate amount of the requested Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing; (iv) whether such Borrowing is to be a Revolving Borrowing or a Term Loan Borrowing, (v) in the case of a SOFR Borrowing, the Interest Period therefor; (vi) the location and number of the Borrower’s account to which funds are to be disbursed and (vii) in the case of the Term Loan Borrowing, the information required pursuant to Section 4.03.

(c) Notice by Administrative Agent to Lenders. Promptly following receipt of a Borrowing Request, the Administrative Agent shall advise each applicable Lender of the details thereof and such Lender’s portion of each resulting Borrowing.

(d) Failure to Elect Type. If no election as to the Type of a Borrowing is specified in the applicable Borrowing Request, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

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Section 2.04   Swingline Loans.

(a) Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance on the agreements of the Revolving Lenders set forth in this Section, may in its sole discretion make Swingline Loans to the Borrower from time to time on any Business Day during the Revolving Availability Period, in an aggregate principal amount that will not result in (i) the Revolving Credit Exposure of any Revolving Lender exceeding its Revolving Commitment, (ii) the total Revolving Credit Exposures exceeding the total Revolving Commitments or (iii) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit; provided, further, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Borrowing Procedures for Swingline Loans. Each Swingline Borrowing shall be made upon the Borrower’s notice to the Swingline Lender and the Administrative Agent. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone (if promptly confirmed in writing by delivery of such a written Borrowing Request consistent with such telephonic notice) and must be received by the Swingline Lender and the Administrative Agent not later than 10:00 a.m. (Pacific time) on the date of the requested Swingline Borrowing, and such notice shall specify (i) the amount to be borrowed, which shall be in a minimum of $250,000 or a larger multiple of $50,000, and (ii) the date of such Swingline Borrowing (which shall be a Business Day). Subject to the terms and conditions set forth herein, the Swingline Lender shall make each Swingline Loan available to the Borrower by credit to the Borrower’s account with the Swingline Lender or by wire transfer in accordance with instructions provided to (and reasonably acceptable to) the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(f), by remittance to the Issuing Bank), not later than 1:00 p.m. (Pacific time) on the requested date of such Swingline Loan.

(c) Participations by Revolving Lenders in Swingline Loans.

(i) Immediately upon the making of a Swingline Loan by the Swingline Lender, and without any further action on the part of the Swingline Lender or the Revolving Lenders, the Swingline Lender hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Swingline Lender, a participation in such Swingline Loan equal to such Revolving Lender’s Applicable Percentage of the amount of such Swingline Loan. The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m. (Pacific time), on any Business Day, require the Revolving Lenders to fund participations on such Business Day in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will fund such participations. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of each such Swingline Loan. Each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of each such Swingline Loan. Each Revolving Lender acknowledges and agrees that its obligation to acquire and fund participations in Swingline Loans pursuant to this paragraph is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.

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(ii)The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan funded pursuant to the preceding paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to the preceding paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05   Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request the Issuing Bank, in reliance on (among other things) the agreements of the Revolving Lenders set forth in this Section, to issue, at any time and from time to time during the Revolving Availability Period, Letters of Credit denominated in Dollars for its own account or, subject to Section 2.05(l), the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and the Issuing Bank in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments.

(b) Notice of Issuance, Extension, Reinstatement or Other Amendment. To request the issuance of a Letter of Credit (or the extension of its term, reinstatement of amounts paid, or other amendment of its terms and conditions), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and to the Administrative Agent (reasonably in advance of the requested date of issuance, extension, reinstatement or other amendment) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be extended, reinstated or otherwise amended, and specifying the date of issuance, extension, reinstatement or other amendment (which shall be a Business Day), the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, extend, reinstate or otherwise amend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application and reimbursement agreement on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If the Borrower so requests in any notice requesting the issuance of a Letter of Credit (or the amendment of an outstanding Letter of Credit), the Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit shall permit the Issuing Bank to prevent any such extension at least once in each one-year period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such one-year period to be agreed upon by the Borrower and the Issuing Bank at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Evergreen Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time (including any such extension to an expiration date later than the date permitted pursuant to Section 2.05(d)); provided, that the Issuing Bank shall not (i) permit any such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date), or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

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(c) Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, extended, reinstated or otherwise amended only if (and upon issuance, extension, reinstatement or other amendment of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, extension, reinstatement or other amendment (i) the sum of (x) the aggregate amount of the outstanding Letters of Credit issued by the Issuing Bank plus (y) the aggregate amount of all L/C Disbursements made by the Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower shall not exceed the L/C Sublimit, (ii) the aggregate L/C Obligations shall not exceed the L/C Sublimit, (iii) the Revolving Credit Exposure of any Revolving Lender shall not exceed its Revolving Commitment and (iv) the total Revolving Credit Exposures shall not exceed the total Revolving Commitments. The Borrower may, at any time and from time to time, increase or reduce the L/C Sublimit with the consent of the Issuing Bank and the Administrative Agent; provided that the Borrower shall not reduce the L/C Sublimit if, after giving effect to such reduction, any of the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or request that the Issuing Bank refrain from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain form, the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or Law shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the Issuing Bank in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; or

(iii) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial amount less than $500,000.

The Issuing Bank shall be under no obligation to issue any amendment to any Letter of Credit if the Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof.

(d) Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date one-year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, one-year after the then-current expiration date of such Letter of Credit) and (ii) the date that is thirty (30) days prior to the Revolving Commitment Termination Date.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof), and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any extension, reinstatement or other amendment of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.

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In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each L/C Disbursement made by the Issuing Bank promptly upon the request of the Issuing Bank at any time from the time of such L/C Disbursement until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Revolving Commitment Termination Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.05(f), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any L/C Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Revolving Lender’s Revolving Commitment is amended pursuant to the operation of Section 2.26, as a result of an assignment in accordance with Section 9.04 or otherwise pursuant to this Agreement.

(f) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Bank in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon (Pacific time) on (i) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. (Pacific time) or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with an ABR Borrowing under the Revolving Facility or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan, as applicable. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof.

(g) Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement or any Letter of Credit, or any term or provision herein or therein; (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, insufficient or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect, (iv) waiver by the Issuing Bank of any requirement that exists for the Issuing Bank’s protection and not the protection of the Borrower or any waiver by the Issuing Bank which does not in fact materially prejudice the Borrower; (v) honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft; (vi) any payment made by the Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable; (vii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or (viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

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The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

None of the Administrative Agent, the Lenders, the Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination, and that:

(i) the Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation;

(ii) the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms and conditions of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms and conditions of such Letter of Credit (even if not in strict compliance with the terms and conditions of such Letter of Credit) and without regard to any non-documentary condition in such Letter of Credit;

(iii) the Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms and conditions of such Letter of Credit; and

(iv) this Section 2.05(g) shall establish the standard of care to be exercised by the Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care stricter than the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Lenders, the Issuing Bank, or any of their respective Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) the Issuing Bank declining to take up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) the Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the Issuing Bank.

Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued by the Issuing Bank, the rules of the ISP shall be stated therein to apply to each standby Letter of Credit and the rules of the UCP shall be stated therein to apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not be responsible to the Borrower for, and the Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Laws or practice rules.

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The Issuing Bank shall have all of the benefits and immunities (but not the obligations) (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank.

(h) Disbursement Procedures. The Issuing Bank shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such L/C Disbursement.

(i) Interim Interest. If the Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Loans under the Revolving Facility; provided that if the Borrower fails to reimburse such L/C Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.11(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse the Issuing Bank for such L/C Disbursement shall be for the account of such Revolving Lender to the extent of such payment.

(j) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

The Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Revolving Lenders and the Borrower. After the resignation of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

(k) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Revolving Loans has been accelerated, Revolving Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into an account or accounts established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(f) or Section 7.01(g). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower in respect of the Revolving Facility under this Agreement. In addition, and without limiting the foregoing or paragraph (d) of this Section, if any L/C Obligations remain outstanding after the expiration date specified in said paragraph (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

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The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Revolving Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of the Borrower in respect of the Revolving Facility under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(l) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated as a primary obligor to reimburse, indemnify and compensate the Issuing Bank hereunder for any and all drawings under such Letter of Credit and irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary of the Borrower, the Borrower agrees that (i) such Subsidiary shall have no rights against the Issuing Bank, the Administrative Agent or any Lender, (ii) the Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) the Borrower shall have sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) the Borrower shall have all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto. The Borrower shall, at the request of the Issuing Bank, cause such Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.

Section 2.06   Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make the amount of each Borrowing to be made by it hereunder available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon (Pacific time) on the proposed date thereof; provided that Swingline Borrowings shall be made as provided in Section 2.04. The Administrative Agent will make all such funds so received available to the Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the applicable Borrowing Request; provided that ABR Borrowings made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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Section 2.07   Interest Elections.

(a) Elections by Borrower for Borrowings. Subject to Section 2.02, the Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a SOFR Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the applicable Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Notice of Elections. Each such election pursuant to this Section shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Administrative Agent (if promptly confirmed in writing by delivery of such a written Interest Election Request consistent with such telephonic notice) and must be received by the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c) Content of Interest Election Requests. Each Interest Election Request pursuant to this Section shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period therefor after giving effect to such election.

(d) Notice by Administrative Agent to Lenders. The Administrative Agent shall promptly advise each applicable Lender of the details of an Interest Election Request and such Lender’s portion of such resulting Borrowing.

(e) Failure to Make an Interest Election Request; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period therefor, then, unless such SOFR Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such SOFR Borrowing shall automatically be continued as a SOFR Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid as provided herein, each SOFR Borrowing shall automatically be converted to an ABR Borrowing at the end of the Interest Period therefor.

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Section 2.08   Prepayments.

(a) Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time and from time to time prepay any Borrowing in whole or in part without premium or penalty, subject to the requirements of this Section. Each such notice pursuant to this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) (if promptly confirmed by such a written Prepayment Notice consistent with such telephonic notice) and must be received by the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) (i) in the case of prepayment of a SOFR Borrowing, not later than 10:00 a.m. (Pacific time) three U.S. Government Securities Business Days before the date of prepayment, (ii) in the case of prepayment of a ABR Borrowing, not later than 9:00 a.m. (Pacific time) on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon (Pacific time) on the date of prepayment. Each Prepayment Notice shall specify (x) the prepayment date and (y) the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each Prepayment Notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09(b). Each partial prepayment of any Borrowing pursuant to this paragraph shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing pursuant to this paragraph shall be applied ratably to the Loans included in such Borrowing. All prepayments of the Term Loans pursuant this paragraph shall be applied to principal installments on the Term Loans in the inverse order of maturity. Prepayments pursuant to this paragraph shall be accompanied by accrued interest to the extent required by Section 2.11, together with any additional amounts required pursuant to Section 2.16.

(b) Mandatory Prepayments.

(i) Consolidated Excess Cash Flow. Within ten (10) Business Days after the date that the annual consolidated financial statements of the Borrower and its Subsidiaries are required to be delivered pursuant to Section 5.01(a) (the “Consolidated Excess Cash Flow Prepayment Date”), commencing with the fiscal year ending December 31, 2027, the Borrower shall prepay (or cause to be prepaid) the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to the difference of (A) the product of Consolidated Excess Cash Flow for such year times (I) twenty-five percent (25%), if the Consolidated Senior Leverage Ratio as of the end of such fiscal year is equal to or greater than 1.00:1.00, or (II) zero percent (0%), if the Consolidated Senior Leverage Ratio as of the end of such fiscal year is less than 1.00:1.00, minus (B) the aggregate amount of optional prepayments of Term Loans and optional prepayments of Revolving Loans (to the extent accompanied by a permanent reduction in the aggregate Revolving Commitments) in each case made pursuant to Section 2.08(a) during such fiscal year. Any prepayment pursuant to this clause (i) shall be applied as set forth in Section 2.08(b)(iv).

(ii) Dispositions and Involuntary Dispositions. The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party from all Dispositions (other than (A) any Disposition pursuant to clauses (a)-(h) of Section 6.05 or (B) any Disposition of any Eligible Equipment pursuant to which a mandatory prepayment is made pursuant to Section 2.08(b)(iii)) and Involuntary Dispositions within three (3) Business Days of the date such Net Cash Proceeds are received; provided, however, that so long as no Default shall have occurred and be continuing, such Net Cash Proceeds in an aggregate amount not to exceed $5,000,000 in any fiscal year shall not be required to be so applied to the extent such Loan Party reinvests all or any portion of such Net Cash Proceeds (in an aggregate amount not to exceed $5,000,000 in any fiscal year) in operating assets (other than current assets) (but specifically excluding current assets as classified by GAAP) within 180 days after the receipt of such Net Cash Proceeds; provided that, if such Net Cash Proceeds shall have not been so reinvested, such Net Cash Proceeds shall be immediately applied to prepay the Loans and/or Cash Collateralize the L/C Obligations. Any prepayment pursuant to this clause (ii) shall be applied as set forth in Section 2.08(b)(iv).

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(iii) Dispositions of Eligible Equipment. The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party from all Dispositions of Eligible Equipment financed or refinanced with the proceeds of a Term Loan within three (3) Business Days of the date such Net Cash Proceeds are received. Any prepayment pursuant to this clause (iii) shall be applied as set forth in Section 2.08(b)(iv).

(iv) Application of Payments. Each prepayment of Loans pursuant to the foregoing provisions of clauses (i) through (iii) of this Section 2.08(b) shall be applied, first, to the principal repayment installments of the Term Loan in inverse order of maturity, including, without limitation, the final principal repayment installment on the Maturity Date and, second, to the Revolving Facility in the manner set forth in clause (vi) of this Section 2.08(b). Subject to Section 2.23, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities.

(v) Revolving Outstandings. If for any reason the total Revolving Credit Exposures at any time exceed the total Revolving Commitments at such time, the Borrower shall immediately prepay Revolving Loans, Swingline Loans and L/C Borrowing and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.08(b) unless, after the prepayment of the Revolving Loans and Swingline Loans, the total Revolving Credit Exposures exceed the total Revolving Commitments at such time.

(vi) Application of Other Payments. Except as otherwise provided in Section 2.23, prepayments of the Revolving Facility made pursuant to this Section 2.08(b), first, shall be applied ratably to the L/C Borrowing and the Swingline Loans, second, shall be applied to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swingline Loans and Revolving Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the Issuing Bank or the Revolving Lenders, as applicable.

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.08(b) shall be applied first to ABR Loans and then to SOFR Loans in direct order of Interest Period maturities. All prepayments under this Section 2.08(b) shall be subject to Section 2.16, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

Section 2.09   Termination or Reduction of Commitments.

(a) Termination of Term Loan Commitments. The Initial Term Loan Commitments shall automatically and permanently terminate on the last day of the Initial Term Loan Availability Period (or, if earlier, the date on which the aggregate principal amount of Term Loans made under the Initial Term Loan Facility equals the aggregate Initial Term Loan Commitments). The Incremental Term Loan Commitments under an Incremental Term Loan Facility shall automatically and permanently terminate on the applicable Incremental Commitment Effective Date upon the funding of the Term Loans under such Incremental Term Loan Facility.

(b) Optional Termination or Reduction of Revolving Commitments or Initial Term Loan Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the unused portion of the Revolving Commitments or the unused portion of the Initial Term Loan Commitments, or from time to time reduce the unused Revolving Commitments or the unused Initial Term Loan Commitments; provided that (a) each such notice shall be in writing and must be received by the Administrative Agent at least three Business Days prior to the effective date of such termination or reduction, and shall be irrevocable (provided that a notice of termination of the Revolving Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), (b) any such partial reduction shall be in an aggregate amount of $10,000,000 or a larger multiple of $1,000,000 and (c) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the total Revolving Credit Exposures would exceed the total Revolving Commitments. Unless previously terminated, the Revolving Commitments shall automatically terminate on the Revolving Commitment Termination Date.

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(c) Application of Commitment Reductions. The Administrative Agent will promptly notify (i) the Revolving Lenders of any termination or reduction of the Revolving Commitments pursuant to this Section and (ii) the Initial Term Loan Lenders of any termination or reduction of the Initial Term Loan Commitments pursuant to this Section. Upon any reduction of unused Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s ratable share of the amount of such reduction. Upon any reduction of unused Initial Term Loan Commitments, the Initial Term Loan Commitment of each Initial Term Loan Lender shall be reduced by such Lender’s ratable share of the amount of such reduction.

Section 2.10   Repayment of Loans.

(a) Term Loans under Initial Term Loan Facility. The Borrower shall repay to the Administrative Agent for the ratable account of the Initial Term Loan Lenders the aggregate principal amount of all Term Loans outstanding under the Initial Term Loan Facility in quarterly installments, commencing on the last day of the first calendar quarter ending after the one year anniversary of the Closing Date, and continuing on the last day of each calendar quarter thereafter. Each such installment shall be in an amount equal to 3.5714% of the aggregate Outstanding Amount of the Initial Term Loans on the last day of the Initial Term Loan Availability Period, provided, however, that the final principal repayment installment of such Initial Term Loans shall be repaid on the Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Initial Term Loans outstanding under the Initial Term Loan Facility on such date.

(b) Term Loans under any Incremental Term Loan Facility. The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Incremental Term Loan Lenders the aggregate principal amount of all Incremental Term Loans outstanding under any Incremental Term Loan Facility on the dates specified in the applicable Incremental Facility Joinder Agreement with respect to such Incremental Term Loan Facility (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.08); provided, however, that the final principal repayment installment of such Loans shall be repaid on the Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding under the applicable Incremental Term Loan Facility on such date.

(c) Revolving Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Lenders on the Revolving Commitment Termination Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(d) Swingline Loans. The Borrower shall repay to the Swingline Lender (or, to the extent required by Section 2.04(c), to the Administrative Agent for the account of the Revolving Lenders) each Swingline Loan on the earlier to occur of (i) the date five Business Days after such Swingline Loan is made and (ii) the Revolving Commitment Termination Date; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding. At any time that there shall exist a Defaulting Lender under the Revolving Facility, immediately upon the request of the Swingline Lender, the Borrower shall repay the outstanding Swingline Loans in an amount sufficient to eliminate any Fronting Exposure in respect of such Swingline Loans.

Section 2.11   Interest.

(a) Interest Rates. Subject to paragraph (b) of this Section, (i) each ABR Loan (including each Swingline Loan) shall bear interest at a rate per annum equal to the ABR plus the Applicable Rate; and (ii) each SOFR Loan shall bear interest at a rate per annum equal to Adjusted Term SOFR for the Interest Period therefor plus the Applicable Rate.

(b) Default Interest. If any amount payable by any Loan Party under this Agreement or any other Loan Document (including principal of any Loan, interest, fees and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the applicable Default Rate to the fullest extent permitted by Applicable Laws. Upon the request of the Required Lenders, while any Event of Default exists (or, automatically and without the need for a request or any further action by the Administrative Agent or any Lender, if an Event of Default exists under Section 7.01(f) or Section 7.01(g)), all outstanding Obligations (including L/C Fees) shall accrue at a fluctuating interests rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

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(c) Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the applicable Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(d) Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable ABR or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(f) Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Senior Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Senior Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (f) shall not limit the rights of the Administrative Agent, any Lender or the Issuing Bank, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VII. The Borrower’s obligations under this clause (f) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

Section 2.12   Fees.

(a) Unused Fees.

(i) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender an unused commitment fee (the “Revolving Commitment Unused Fee”) on the average daily unused amount of the Revolving Commitment of such Revolving Lender, which shall accrue at a rate per annum equal to the Applicable Rate during the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date. Accrued Revolving Commitment Unused Fees shall be payable in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the date hereof, and on the Revolving Commitment Termination Date. For purposes of computing Revolving Commitment Unused Fees, the Revolving Commitment of any Revolving Lender shall be deemed to be used to the extent of the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in L/C Obligations (but not to the extent of such Revolving Lender’s participations in outstanding Swingline Loans).

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(ii) The Borrower agrees to pay to the Administrative Agent for the account of each Initial Term Loan Lender an unused commitment fee (the “Initial Term Loan Commitment Unused Fee”) on the average daily unused amount of the Initial Term Loan Commitment of such Initial Term Loan Lender, which shall accrue at a rate per annum equal to the Applicable Rate during the period from and including the Closing Date to but excluding the last day of the Initial Term Loan Availability Period. Accrued Initial Term Loan Commitment Unused Fees shall be payable in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the date hereof, and on the last day of the Initial Term Loan Availability Period.

(b) L/C Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a Letter of Credit fee with respect to its participations in each outstanding Letter of Credit (the “L/C Fee”) on the daily maximum amount then available to be drawn under such Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Rate during the period from and including the Closing Date to and including the later of the Revolving Commitment Termination Date and the date on which such Lender ceases to have any L/C Obligations. Accrued L/C Fees shall be payable in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date; provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(c) L/C Fronting Fees. The Borrower agrees to pay to the Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by the Issuing Bank at a rate per annum equal to the percentage separately agreed upon in the Fee Letter or otherwise in writing between the Borrower and the Issuing Bank on the daily maximum amount then available to be drawn under such Letter of Credit, during the period from and including the Closing Date to and including the later of the Revolving Commitment Termination Date and the date on which the Issuing Bank ceases to have any obligations (contingent or otherwise) to make any L/C Disbursement in respect of any Letter of Credit. Accrued fronting fees with respect to a Letter of Credit shall be payable in advance on the issuance, renewal or extension of such Letter of Credit and thereafter on last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date; provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand. In addition, the Borrower agrees to pay to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to the Issuing Bank within three Business Days after its demand therefor and are nonrefundable.

(d) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent for its own account the fees payable in the amounts and at the times agreed pursuant to the Fee Letter or otherwise in writing between the Borrower and the Administrative Agent.

(e) Fee Computation. All fees payable under this Section shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day in the case of the fees under Section 2.12(a) and (d) and including the last day in the case of the fees under Section 2.12(b) and (c)). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error. All fees are fully earned by the applicable Lenders, Issuing Bank or Administrative Agent, as applicable, when paid and non-refundable.

Section 2.13   Evidence of Debt.

(a) Maintenance of Records. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Credit Extension made by such Lender. The Administrative Agent shall maintain the Register in accordance with Section 9.04(c). The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of any Lender or the Administrative Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Loan Documents. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error. In addition to the accounts and records referred to above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

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(b) Promissory Notes. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records described in paragraph (a). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

Section 2.14   Payments Generally; Several Obligations of Lenders.

(a) Payments by Borrower. All payments to be made by the Borrower hereunder and the other Loan Documents shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all such payments shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in immediately available funds not later than 12:00 noon (Pacific time) on the date specified herein. All amounts received by the Administrative Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. The Administrative Agent will promptly distribute to each Issuing Bank or Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Issuing Bank or such Lender’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein). If any payment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the applicable Maturity Date, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document shall be made in Dollars.

(b) Application of Insufficient Payments. Subject to Section 7.03, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal and unreimbursed L/C Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal or unreimbursed L/C Disbursements, as applicable, then due to such parties.

(c) Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank, as the case may be, hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(e), Section 2.06(b), Section 2.15 or Section 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank, as applicable, to satisfy such Lender’s obligations to the Administrative Agent, the Swingline Lender and the Issuing Bank, as applicable, until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

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(e) Several Obligations of Lenders. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans, as applicable, and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan or, as applicable, to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its applicable Loan, to purchase its participations, as applicable, or to make its payment under Section 9.03(c).

Section 2.15   Sharing of Payments. If any Lender or Issuing Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or Term Loans or participations in L/C Disbursements or Swingline Loans or other obligations hereunder, as applicable, resulting in such Lender or Issuing Bank receiving payment of a proportion of the aggregate amount of its Revolving Loans or Term Loans or participations in L/C Disbursements or Swingline Loans and accrued interest thereon or other such obligations, as applicable, greater than its pro rata share thereof as provided herein, then the Lender or Issuing Bank receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and Term Loans and participations in L/C Disbursements or Swingline Loans and such other obligations of the other Lenders or Issuing Bank under the applicable Facility, as applicable, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders and Issuing Bank, as applicable, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and Term Loans and participations in L/C Disbursements or Swingline Loans and other amounts owing them, as applicable; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.22, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to any Loan Party or any Affiliate thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender or Issuing Bank acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender or Issuing Bank were a direct creditor of such Loan Party in the amount of such participation.

Section 2.16   Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith), or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21(b), then, in any such event, the Borrower shall compensate each Lender for any loss of anticipated profits and any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

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Section 2.17   Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation in any such Loan or Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

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(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.18   Taxes.

(a) Defined Terms. For purposes of this Section, the term “Lender” includes the Issuing Bank and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

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(f) Evidence of Payments. As soon as reasonably practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.18, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 2.18(g)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

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(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 2.18 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.18, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this paragraph (h) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

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(i) Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.19   Inability to Determine Rates. Subject to Section 2.24, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) the Administrative Agent or the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (b), until the Administrative Agent at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16. Subject to Section 2.24, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

Section 2.20   Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (b) the interest rate on ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

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Section 2.21   Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending or Issuing Office. If any Lender or Issuing Bank requests compensation under Section 2.17, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the Issuing Bank or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to Section 2.18, then such Lender or Issuing Bank shall (at the request of the Borrower) use reasonable efforts to, as applicable, designate a different lending or issuing office for funding or booking its Loans hereunder or issuing Letters of Credit or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or Section 2.18, as the case may be, in the future, and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) Replacement of Lenders or Issuing Bank. If any Lender or Issuing Bank requests compensation under Section 2.17, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.18 and, in each case, such Lender or Issuing Bank has declined or is unable to designate a different lending or issuing office in accordance with paragraph (a) of this Section, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender or Issuing Bank and the Administrative Agent, require such Lender or Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.16, Section 2.17 or Section 2.18) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04;

(ii) such Lender or Issuing Bank shall have received, as applicable, payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements or Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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Each party hereto agrees that (x) an assignment required pursuant to this Section 2.21(b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, the assignee, and, if such assignment is in respect of the Revolving Facility, the Issuing Bank and the Swingline Lender and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section to the contrary, (i) any Lender that acts as the Issuing Bank may not be replaced as the Issuing Bank hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a back-stop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.06.

Section 2.22   Cash Collateral.

(a) Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender under the Revolving Facility, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Controlled Accounts at East West Bank. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section or Section 2.23 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.23 the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

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Section 2.23   Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders, Required Revolving Lenders, Required Term Loan Lenders and Section 9.02(b).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise may be required under the Loan Documents in connection with any Lien conferred thereunder or as directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all applicable Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the applicable Lenders pro rata in accordance with the applicable Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender and the Issuing Bank irrevocably consents hereto.

(iii) Unused Fees and L/C Fees.

(A) No Lender shall be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Revolving Lender shall be entitled to receive L/C Fees for any period during which that Revolving Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.22.

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(C) With respect to any L/C Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Revolving Lender that is a Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Revolving Lenders that are Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 9.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.22.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders under the applicable Facilities or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders under the applicable Facilities in accordance with their applicable Commitments (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.24   Benchmark Replacement Setting.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Pacific time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.24(a)(i) will occur prior to the applicable Benchmark Transition Start Date.

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(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.24(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.24.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Section 2.25   [Reserved.]

Section 2.26   Incremental Term Loan Commitments.

(a) Request for an Incremental Term Loan Facility. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the applicable Lenders), request the establishment of one or more new term loan commitments (each, an “Incremental Term Loan Commitment”) pursuant to an Incremental Term Loan Facility, in each case, for an aggregate amount (for all such requests) not exceeding $50,000,000; provided that (A) any such request for an Incremental Term Loan Facility shall be in a minimum amount of the lesser of (x) $10,000,000 (or such lesser amount as may be approved by the Administrative Agent) and (y) the entire remaining amount available under this Section and (B) the Borrower shall make no more than a total of 3 requests in the aggregate for an Incremental Term Loan Facility under this Section.

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(b) Incremental Term Loan Lenders. An Incremental Term Loan Commitment may be provided by any existing Lender or other Person that is an Eligible Assignee (each such existing Lender or other Person that agrees to provide an Incremental Term Loan Commitment, an “Incremental Term Loan Lender”); provided that each Incremental Term Loan Lender shall be subject to the consent (in each case, not to be unreasonably withheld or delayed) of the Administrative Agent. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to provide an Incremental Term Loan Commitment pursuant to this Section and any election to do so shall be in the sole discretion of such Lender.

(c) Terms of Incremental Term Loan Commitments. The Administrative Agent and the Borrower shall determine the effective date for an Incremental Term Loan Facility pursuant to this Section (an “Incremental Commitment Effective Date”) and, if applicable, the final allocation of such Incremental Term Loan Commitments among the Persons providing such Incremental Term Loan Facility; provided that such date shall be a Business Day at least ten Business Days after delivery of the request for such Incremental Term Loan Facility (unless otherwise approved by the Administrative Agent) and at least 30 days prior to the applicable Maturity Date then in effect.

In order to effect such Incremental Term Loan Facility, the Borrower, the applicable Incremental Term Loan Lender(s) and the Administrative Agent (but no other Lenders or Persons) shall enter into one or more Incremental Facility Joinder Agreements, each in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which the applicable Incremental Term Loan Lender(s) will provide the applicable Incremental Term Loan Commitment(s).

Effective as of the applicable Incremental Commitment Effective Date, subject to the terms and conditions set forth in this Section, each Incremental Term Loan Commitment shall be a Term Loan Commitment (and a separate facility hereunder) and, in each case, Schedule 2.01 shall be updated accordingly to reflect such Incremental Term Loan Commitment, each Incremental Term Loan Lender providing such Incremental Term Loan Commitment shall be, and have all the rights of, a Lender and a Term Loan Lender and the Credit Extensions made by it on such Incremental Commitment Effective Date pursuant to this Section shall be Term Loans for all purposes of this Agreement.

(d) Conditions to Effectiveness. Notwithstanding the foregoing, the Incremental Term Loan Commitments under an Incremental Term Loan Facility pursuant to this Section shall not be effective with respect to any Incremental Term Loan Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on the Incremental Commitment Effective Date and after giving effect to the Credit Extensions under such Incremental Term Loan Facility to be made on the Incremental Commitment Effective Date;

(ii) the representations and warranties contained in this Agreement are true and correct on and as of the Incremental Commitment Effective Date and after giving effect to such Incremental Term Loan Facility, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii) the Administrative Agent shall have received one or more Incremental Facility Joinder Agreements contemplated above, providing for Incremental Term Loan Commitments in the amount of such Incremental Term Loan Facility; and

(iv) the Administrative Agent shall have received such legal opinions and other documents reasonably requested by the Administrative Agent in connection therewith.

As of such Incremental Commitment Effective Date, upon the Administrative Agent’s receipt of the documents required by this paragraph (d), the Administrative Agent shall record the information contained in the applicable Incremental Facility Joinder Agreement(s) in the Register and give prompt notice of the Incremental Term Loan Commitments to the Borrower and the Lenders (including each Incremental Term Loan Lender).

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Article III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders, as of the date made or deemed made, that:

Section 3.01   Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.02   Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien (other than Liens in favor of the Administrative Agent pursuant to the Loan Documents) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law.

Section 3.03   Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

Section 3.04   Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity.

Section 3.05   Financial Statements; No Material Adverse Effect.

(a) Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in Shareholders’ Equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof.

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(b) Quarterly Financial Statements. The unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries dated June 30, 2026, and the related consolidated and consolidating statements of income or operations, Shareholders’ Equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in Shareholders’ Equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Material Adverse Effect. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.06   Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of any Loan Party, threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) except as specifically disclosed in Schedule 3.06, could reasonably be expected to be adversely determined, and, if so determined, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby. There has been no change in the status, or financial effect on the Borrower or any Subsidiary, of the matters disclosed in Schedule 3.06 that, either individually or in the aggregate, has increased or could reasonably be expected to increase the likelihood that such matter(s) could have a Material Adverse Effect.

Section 3.07   No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.08   Property.

(a) Ownership of Properties. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Intellectual Property. Each Loan Party and each Subsidiary thereof owns, licenses or possesses the right to use all of the trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted, and the use thereof by the Loan Parties and their Subsidiaries does not conflict with the rights of any other Person, except to the extent that such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The conduct of the business of each Loan Party or any Subsidiary thereof as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person, except to the extent that such infringements and violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Loan party, threatened that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Loan Parties, there has been no unauthorized use, access, interruption, modification, corruption or malfunction of any information technology assets or systems (or any information or transactions stored or contained therein or transmitted thereby) owned or used by the any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

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Section 3.09   Taxes. Each Loan Party and each of its Subsidiaries have timely filed all federal and state income and other material tax returns and reports required to be filed by it, and have timely paid all federal and state income and other material Taxes (whether or not shown on a tax return), including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no Tax assessment proposed in writing against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.

Section 3.10   Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The general liability, casualty, property, terrorism and business interruption insurance coverage of the Loan Parties as in effect on the Closing Date complies with the requirements set forth in this Agreement and the other Loan Documents.

Section 3.11   Environmental Matters. Except as could not, individually or in the aggregate, reasonably be expected to result in any Material Adverse Effect:

(a) (i) None of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no, and to the best knowledge of the Loan Parties and their Subsidiaries never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned, leased or operated by any Loan Party or any of its Subsidiaries; (iii) there is no and never has been any asbestos or asbestos-containing material on, at or in any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries; (iv) Hazardous Materials have not been released on, at, under or from any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries or any property by or on behalf, or otherwise arising from the operations, of any Loan Party or any of its Subsidiaries; and (v) no Loan Party or any of its Subsidiaries has become subject to any Environmental Liability or knows of any facts or circumstances that could reasonably be expected to give rise to any Environmental Liability;

(b) (i) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release of Hazardous Materials at, on, under, or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner which could not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries;

(c) The Loan Parties and their respective Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; (iv) to the extent within the control of the Loan Parties and their respective Subsidiaries, will timely renew and comply with each of their Environmental Permits and any additional Environmental Permits that may be required of any of them without material expense, and timely comply with any current, future or potential Environmental Law without material expense; and (v) are not aware of any requirements proposed for adoption or implementation under any Environmental Law.

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Section 3.12   Disclosure. The Borrower has disclosed to the Administrative Agent, the Issuing Bank and the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary thereof is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of the Borrower to any Agent, the Issuing Bank or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected or pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).

Section 3.13   Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.14   ERISA Compliance.

(a) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Loan Parties, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c) No ERISA Event has occurred, and no Loan Party is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d) The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of any Loan Party or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.

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(e) To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrower or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

(f) The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.

Section 3.15   Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 6.01 or Section 6.05 or subject to any restriction contained in any agreement or instrument between the Borrower or any of its Subsidiaries and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 7.01(e) will be Margin Stock.

Section 3.16   Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.17   Sanctions Concerns and Anti-Corruption Laws.

(a) Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Loan Parties and their Subsidiaries have conducted their businesses in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(b) Anti-Corruption Laws. The Loan Parties and their Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Loan Parties and their Subsidiaries, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

Section 3.18   Solvency. Each Loan Party is, individually and together with its Subsidiaries on a Consolidated basis, Solvent.

Section 3.19   Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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Section 3.20   Beneficial Ownership Certification. As of (a) the Closing Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 4.01 is true and correct in all respects and (b) the date delivered, the information included in each Beneficial Ownership Certification delivered pursuant to Section 5.02 is true and correct in all respects.

Section 3.21   EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

Section 3.22   Covered Entities. No Loan Party is a Covered Entity.

Section 3.23   Subsidiaries; Equity Interests; Loan Parties.

(a) Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 3.23(a), is the following information which is true and complete in all respects as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.02, Section 5.15 and Section 5.16: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other equity investments of the Loan Parties as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.02, Section 5.15 and Section 5.16, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries and (iv) the class or nature of such Equity Interests (i.e., voting, non-voting, preferred, etc.). The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens (other than Liens in favor of the Administrative Agent pursuant to the Loan Documents).

(b) Loan Parties. Set forth on Schedule 3.23(b) is a complete and accurate list of all Loan Parties, showing as of the Closing Date, or as of the last date such Schedule was required to be updated in accordance with Section 5.02, Section 5.15 and Section 5.16, (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the four (4) months prior to the Closing Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the jurisdictions in which such Loan Party is qualified to do business, (vi) the address of its chief executive office, (vii) the address of its principal place of business, (viii) its U.S. federal taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization, and (ix) the organization identification number, (x) ownership information (e.g., publicly held or if private or partnership, the owners and partners of each of the Loan Parties).

Section 3.24   Collateral Representations.

(a) Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

(b) Intellectual Property. Set forth on Schedule 3.24(b), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.02, Section 5.15 and Section 5.16, is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Loan Parties or that each of the Loan Parties has the right to (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Administrative Agent).

(c) Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 3.24(c), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.02, Section 5.15 and Section 5.16, is a description of all Documents, Instruments, and Tangible Chattel Paper (each as defined in the UCC) of the Loan Parties (including the Loan Party owning such Document, Instrument and Tangible Chattel Paper and such other information as reasonably requested by the Administrative Agent), in each case to the extent the same have a value of $1,000,000 or more on an individual basis or $2,500,000 or more on an aggregate basis.

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(d) Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, and Securities Accounts.

(i) Set forth on Schedule 3.24(d)(i), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.02, Section 5.15 and Section 5.16, is a description of all deposit accounts and securities accounts of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of a deposit account, the depository institution and average amount held in such deposit account and whether such account is a zero balance account or a payroll account, and (C) in the case of a securities account, the securities intermediary or issuer and the average aggregate market value held in such securities account, as applicable.

(ii) Set forth on Schedule 3.24(d)(ii), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.02, Section 5.15 and Section 5.16, is a description of all Electronic Chattel Paper (as defined in the UCC) and Letter-of-Credit Rights (as defined in the UCC) of the Loan Parties, in each case to the extent in excess of $1,000,000 or more on an individual basis or $2,500,000 or more on an aggregate basis, including the name of (A) the applicable Loan Party, (B) in the case of Electronic Chattel Paper (as defined in the UCC), the account debtor and (C) in the case of Letter-of-Credit Rights (as defined in the UCC), the issuer or nominated person.

(e) Commercial Tort Claims. Set forth on Schedule 3.24(e), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.02, Section 5.15 and Section 5.16, is a description of all Commercial Tort Claims (as defined in the UCC) of the Loan Parties (detailing such Commercial Tort Claim in such detail as reasonably requested by the Administrative Agent), in each case to the extent such Commercial Tort Claim involves a claim in excess of $1,000,000.

(f) Pledged Equity Interests. Set forth on Schedule 3.24(f), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.02, Section 5.15 and Section 5.16, is a list of (i) all Pledged Equity and (ii) all other Equity Interests required to be pledged to the Administrative Agent pursuant to the Collateral Documents (in each case, detailing the Grantor (as defined in the Security Agreement), the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, the certificate number and percentage ownership of outstanding shares of each class of Equity Interests and the class or nature of such Equity Interests (i.e., voting, non-voting, preferred, etc.)).

(g) Properties. Set forth on Schedule 3.24(g)(i), as of the Closing Date, is a description of the Mortgaged Property (including (i) the name of the Loan Party owning the Mortgaged Property, (ii) the number of buildings located on the Mortgaged Property, (iii) the property address, and (iv) the city, county, state and zip code in which the Mortgaged Property is located). Set forth on Schedule 3.24(g)(ii), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.02, Section 5.15 and Section 5.16, is a list of (A) each headquarter location of the Loan Parties, (B) each other location where any significant administrative or governmental functions are performed, (C) each other location where the Loan Parties maintain any books or records (electronic or otherwise) and (D) each location where any personal property Collateral is located at any premises owned or leased by a Loan Party with a Collateral value in excess of $3,000,000 (in each case, including (1) an indication if such location is leased or owned, (2), if leased, the name of the lessor, and if owned, the name of the Loan Party owning such property, and (3) the address of such property (including, the city, county, state and zip code)).

Section 3.25   Regulation H. No Mortgaged Property is a Flood Hazard Property unless the Administrative Agent shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property, (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (iii) such other flood hazard determination forms, notices and confirmations thereof as requested by the Administrative Agent and (b) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

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Article IV

CONDITIONS

Section 4.01   Closing Date. The obligation of each Lender (including the Swingline Lender and the Issuing Bank) to make Credit Extensions hereunder is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent, the Issuing Bank and each Lender):

(a) Executed Counterparts of Loan Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party and by each Lender, (ii) for the account of each Lender requesting a Note, a Note executed by a Responsible Officer of the Borrower, (iii) counterparts of the Security Agreement, each Mortgage and each other Collateral Document, executed by a Responsible Officer of the applicable Loan Parties and by each other Person party thereto, as applicable and (iv) counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party and by each other Person party thereto;

(b) Certificates. The Administrative Agent shall have received a certificate dated the Closing Date certifying the Organizational Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party;

(c) Corporate Documents. The Administrative Agent shall have received such other documents and certificates (including Organizational Documents and good standing certificates) as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby.

(d) Opinion of Counsel to Borrower. The Administrative Agent shall have received an opinion of Norton Rose Fulbright US LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Bank and the Lenders and dated the Closing Date, in form and substance satisfactory to the Administrative Agent (and the Loan Parties hereby instruct such counsel to deliver such opinion to such Persons).

(e) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.05, each in form and substance satisfactory to each of them.

(f) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i) (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches ;

(ii) searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

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(iii) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv) stock or membership certificates, if any, evidencing the Pledged Equity and undated stock or transfer powers duly executed in blank; in each case to the extent such Pledged Equity is certificated;

(v) [Reserved];

(vi) to the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral; and

(vii) Qualifying Control Agreements satisfactory to the Administrative Agent to the extent required to be delivered pursuant to Section 5.16.

(g) Real Property Collateral. With respect to the Mortgaged Property, the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and the Lenders a Mortgage, duly executed by the appropriate Loan Party, together with:

(i) evidence that counterparts of such Mortgage has been duly executed, acknowledged and delivered and is in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and other fees in connection therewith have been paid,

(ii) a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy (the “Mortgage Policy”), with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent (or committed to be issued, coinsured and reinsured to the reasonable satisfaction of the Administrative Agent), insuring the Mortgage to be valid first and subsisting Liens on the property described therein, free and clear of all Liens, other than Permitted Liens, and providing for such other affirmative insurance and such coinsurance (or reinsurance with direct access) as the Administrative Agent may deem necessary or desirable,

(iii) an American Land Title Association/National Society of Professional Engineers form survey, for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent in a manner satisfactory to the Administrative Agent by a land surveyor acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent,

(iv) at the request of the Administrative Agent, an engineering, environmental, soils or similar report from professional firms acceptable to the Administrative Agent,

(v) evidence of the insurance required by the terms of Section 5.06,

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(vi) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and, if the Mortgaged Property is located in a special flood hazard area, (1) a notice to (and confirmations of receipt by) the Borrower as to the existence of a special flood hazard and, if applicable, the availability of flood hazard insurance under the National Flood Insurance Program and (2) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by the Flood Insurance Laws or as otherwise required by the Lenders;

(vii) an appraisal of the Mortgaged Property complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989;

(viii) an opinion of local counsel as to the enforceability of the Mortgage and such other matters reasonably requested by the Administrative Agent; and

(ix) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the Mortgaged Property has been taken.

(h) Insurance. The Administrative Agent shall have received copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents or as required by the Administrative Agent.

(i) Fees and Expenses. The Borrower shall have paid all fees and reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket legal fees and expenses) agreed in writing to be paid by it to the Administrative Agent, the Issuing Bank and the Lenders in connection herewith (including pursuant to the Fee Letter) to the extent due (and, in the case of expenses (including legal fees and expenses), to the extent that statements for such expenses shall have been delivered to the Borrower at least two Business Days prior to the Closing Date).

(j) Existing Indebtedness. Borrower shall have provided to the Administrative Agent evidence that all of the existing Indebtedness for borrowed money of the Borrower and its Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 6.02) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.

(k) KYC Information. Upon the reasonable request of any Lender or Issuing Bank made at least ten days prior to the Closing Date, the Borrower shall have provided to such Lender or Issuing Bank (i) the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date, and (ii) a Beneficial Ownership Certification in relation to the Borrower and each Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(l) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in this Section and compliance with the conditions set forth in clauses (b) and (c) of the first sentence of Section 4.02.

(m) Consents. The Administrative Agent shall have received evidence that all members, boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained.

(n) Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by a Responsible Officer of the Borrower as to the financial condition, solvency and related matters of the Borrower and its Subsidiaries, after giving effect to the initial Borrowings under the Loan Documents and the other transactions contemplated hereby, in form and substance satisfactory to the Administrative Agent.

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(o) Other Documents. The Administrative Agent shall have received such other documents and certificates (including a financial condition certificate executed by a Responsible Officer of the Borrower as to certain financial matters, in form and substance satisfactory to the Administrative Agent) as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.

Without limiting the generality of Section 8.03(c), for purposes of determining satisfaction of the conditions specified in this Section, each Lender or the Issuing Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or the Issuing Bank unless the Administrative Agent shall have received notice from such Lender or the Issuing Bank prior to the proposed Closing Date specifying its objection thereto.

The Administrative Agent shall notify the Borrower, the Issuing Bank and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

Section 4.02   Conditions to All Credit Extensions. The obligation of each Lender (including the Swingline Lender) and the Issuing Bank to make a Credit Extension (including its initial Credit Extension and any Credit Extension under an Incremental Term Loan Facility) is additionally subject to the satisfaction of the following conditions:

(a) the Administrative Agent and, if applicable, the applicable Swingline Lender or the applicable Issuing Bank shall have received a written Borrowing Request or request for L/C Credit Extension, as applicable, in accordance with the requirements hereof;

(b) the representations and warranties of each Loan Party set forth in this Agreement or in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Credit Extension (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date), and except that for purposes of this Section 4.02, the representations and warranties contained in Section 3.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.01(a) and Section 5.01(b), respectively; and

(c) no Default shall have occurred and be continuing or would result from such Credit Extension or from the application of proceeds thereof.

Each Borrowing Request or request for L/C Credit Extension, as applicable, by the Borrower hereunder and each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on and as of the date of the applicable Credit Extension as to the matters specified in clauses (b) and (c) above in this Section.

Section 4.03   Conditions to All Term Loan Borrowings. The obligation of each Lender to make a Term Loan is additionally subject to the satisfaction of the following conditions:

(a) At least 3 Business Days prior to the date of the related Term Loan Borrowing, the Administrative Agent and the Term Lenders shall have received a description of the Eligible Equipment to be purchased or refinanced with the proceeds of such Term Loan Borrowing, together with copies of all invoices and, if paid, proofs of payment with respect to such Eligible Equipment and such other information related thereto as the Administrative Agent may reasonably request;

(b) The amount of the related Term Loan Borrowing shall not exceed 80% of the Eligible Equipment Invoice Amount of the Eligible Equipment to be purchased or refinanced with the proceeds of such Term Loan Borrowing;

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(c) The aggregate amount of Eligible Equipment Soft Costs financed with the proceeds of Term Loans shall not exceed $1,000,000 in the aggregate for all Term Loan Borrowings;

(d) The proceeds of the related Term Loan Borrowing shall only be used to purchase or refinance Eligible Equipment and Eligible Equipment Soft Costs in amounts not to exceed the amounts set forth in clauses (b) and (c) above; and

(e) The Borrower shall not make more than four (4) requests for a Term Loan Borrowing in any calendar month.

Each Borrowing Request for a Term Loan Borrowing by the Borrower hereunder shall be deemed to constitute a representation and warranty by the Borrower on and as of the date of the applicable Term Loan Borrowing as to the matters specified in clauses (a) through (e) above in this Section.

Article V

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to:

Section 5.01   Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a) Audited Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower (or, if earlier, five (5) days after the date required to be filed with the SEC), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in Shareholders’ Equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b) Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrower (or, if earlier, five (5) days after the date required to be filed with the SEC), a Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated and consolidating statements of income or operations, changes in Shareholders’ Equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) Business Plan and Budget. As soon as available, but in any event within seventy-five (75) days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a Consolidated basis, including forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of Consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year.

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As to any information contained in materials furnished pursuant to Section 5.02(f), the Borrower shall not be separately required to furnish such information under Section 5.01(a) or Section 5.01(b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 5.01(a) and Section 5.01(b) above at the times specified therein.

Section 5.02   Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a) Accountants’ Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event.

(b) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 6.11, a statement of reconciliation conforming such financial statements to GAAP. The Compliance Certificate shall also provide an accounting and calculation of, and such other detail or information as the Administrative Agent may reasonably request with respect to, (i) the amount of Equity Issuance Proceeds and Non-Equity Funds used in the making of Investments pursuant to Section 6.03(c)(iv), 6.03(c)(v), 6.03(g), 6.03(j) or 6.03(k) during the Measurement Period most recently ended as of the last day of the fiscal quarter for which such Compliance Certificate is delivered, and (ii) the beginning balance of the Equity Issuance Proceeds held by the Borrower on the first day of such Measurement Period, the additional Equity Issuance Proceeds received by the Borrower during such Measurement Period, the ending balance of the Equity Issuance Proceeds held by the Borrower on the last day of such Measurement Period and descriptions of the usage, if any, of the Equity Issuance Proceeds during such Measurement Period. Unless the Administrative Agent or a Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

(c) Updated Schedules; AR, AP and Inventory Reporting. Concurrently with the delivery of the Compliance Certificate referred to in Section 5.02(b), (a) the following updated Schedules to this Agreement (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate: Schedules 3.23(a), 3.23(b), 3.24(b), 3.24(c), 3.24(d)(i), 3.24(d)(ii), 3.24(e), 3.24(f) and 3.24(g)(ii), and (b) a summary of accounts receivable, sales and collections reports, agings of accounts receivable and account payables, a summary of inventory by location and type, in each case with respect to this clause (b) in form and substance reasonably acceptable to Administrative Agent and accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion.

(d) Changes in Entity Structure. Within ten (10) days prior to (or such extended period of time as agreed to by the Administrative Agent) (i) any merger, consolidation, dissolution or other change in entity structure of any Loan Party or any of its Subsidiaries permitted pursuant to the terms hereof, provide written notice of such change in entity structure to the Administrative Agent, along with such other information as reasonably requested by the Administrative Agent, and (ii) any change in any Loan Party’s legal name, state of organization, or organizational existence, provide written notice to the Administrative Agent.

(e) Audit Reports; Management Letters; Recommendations. Promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.

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(f) Annual Reports; Etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(g) Debt Securities Statements and Reports. Promptly after the furnishing thereof, copies of any material request or notice received by the Borrower or any Subsidiary, or any statement or report furnished by the Borrower or any Subsidiary to any holder of debt securities of the Borrower or any Subsidiary, pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished pursuant hereto.

(h) SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other written correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.

(i) Notices. Not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(j) Environmental Notice. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(k) Anti-Money-Laundering; Beneficial Ownership Regulation. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(l) Beneficial Ownership. To the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification.

(m) Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

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(n) Electronic Delivery. Documents required to be delivered pursuant to Section 5.01(a) or (b) or Section 5.02(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by any Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

Section 5.03   Notices. Promptly, but in any event within three (3) Business Days, notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any action, suit, dispute, litigation, investigation, proceeding or suspension involving any Loan Party or any Subsidiary or any of their respective properties and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and

(e) of any occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.08(b).

Each notice pursuant to this Section 5.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 5.04   Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.03 or Section 6.04;

(b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

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Section 5.05   Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) and (b) make all necessary repairs thereto and renewals and replacements thereof, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.06   Maintenance of Insurance.

(a) Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and all such insurance of the Loan Parties shall (i) provide for not less than thirty (30) days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums), (ii) name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by the Administrative Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.

(b) Flood Insurance. If any portion of any improvements comprising part of the Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent. The Borrower shall promptly notify the Administrative Agent of the Mortgaged Property being, or becoming, a Flood Hazard Property.

(c) Evidence of Insurance. Cause the Administrative Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Administrative Agent, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Administrative Agent, such evidence of insurance as required by the Administrative Agent.

Section 5.07   Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, (a) all federal, state and other material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (b) all its other obligations and liabilities, including all lawful claims which, if unpaid, would by law become a Lien upon its property and all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except in each case under clause (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.08   Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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Section 5.09   Environmental Matters. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) comply, and cause all lessees and other Persons operating or occupying its properties to comply, with all Environmental Laws, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of the Borrower or any of its Subsidiaries, and (c) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of the Borrower or any of its Subsidiaries.

Section 5.10   Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

Section 5.11   Inspection Rights.

(a) Permit representatives and independent contractors of the Administrative Agent, the Issuing Bank and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuation of an Event of Default, the Borrower shall only reimburse the Administrative Agent, the Issuing Bank and the Lenders for reasonable expenses incurred in connection with one such visit or inspection during any calendar year; provided, further, that when an Event of Default exists the Administrative Agent or the Issuing Bank or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing under this Section at the expense of the Borrower and at any time during normal business hours and without advance notice. The Administrative Agent, the Issuing Bank and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

(b) If requested by the Administrative Agent in its sole discretion, permit the Administrative Agent and its representatives, upon reasonable advance notice to the Borrower, to conduct, at the reasonable expense of the Borrower, an annual (i) personal property asset appraisal on personal property Collateral of the Loan Parties, (ii) real estate appraisal on real estate Collateral of the Loan Parties and (iii) field exam on the accounts receivable, inventory, payables, controls and systems of the Borrower and its Subsidiaries.

(c) If requested by the Administrative Agent in its sole discretion, permit the Administrative Agent, and its representatives, upon reasonable advance notice to the Borrower, to conduct an annual audit of the Collateral at the reasonable expense of the Borrower.

Section 5.12   Use of Proceeds. Use (i) the proceeds of the Term Loans for the purpose of purchasing or refinancing Eligible Equipment and Eligible Equipment Soft Costs in accordance with and subject to the conditions and limitations set forth in Section 4.03, and (ii) Credit Extensions under the Revolving Facility for working capital and general corporate purposes not in contravention of any Law or of any Loan Document.

Section 5.13   Anti-Corruption Laws; Sanctions. Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with such laws and Sanctions.

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Section 5.14   Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.15   Covenant to Guarantee Obligations. Cause each of their Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Loan Parties shall give notice to the Administrative Agent not less than thirty (30) days prior to creating a Domestic Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Equity Interests of any Domestic Subsidiary. In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Section 4.01 and Section 5.16 and such other documents or agreements as the Administrative Agent may reasonably request, including without limitation, updated Schedules 3.23(a), 3.23(b), 3.24(b), 3.24(c), 3.24(d)(i), 3.24(d)(ii), 3.24(e), 3.24(f), and 3.24(g)(ii).

Section 5.16   Covenant to Give Security. Except with respect to Excluded Property:

(a) Equity Interests and Personal Property. Each Loan Party will cause the Pledged Equity and all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents. Each Loan Party shall provide opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

(b) [Reserved].

(c) Landlord Waivers. On and after the date that is 60 days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), in the case of (i) each headquarter location of the Loan Parties that is leased, each other leased location where any significant administrative or governmental functions are performed and each other leased location where the Loan Parties maintain any books or records (electronic or otherwise) and (ii) any personal property Collateral located at any other premises leased by a Loan Party containing personal property Collateral with a value in excess of $3,000,000, the Loan Parties will provide the Administrative Agent with such estoppel letters, consents and waivers from the landlords on such real property to the extent (A) requested by the Administrative Agent and (B) the Loan Parties are able to secure such letters, consents and waivers after using commercially reasonable efforts (such letters, consents and waivers shall be in form and substance reasonably satisfactory to the Administrative Agent, it being acknowledged and agreed that any Landlord Waiver is satisfactory to the Administrative Agent).

(d) Account Control Agreements. On and after the date that is 60 days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), each of the Loan Parties shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (i) deposit accounts that are maintained at all times with depositary institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, (ii) securities accounts that are maintained at all times with financial institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, and (iii) the Excluded Accounts.

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(e) Updated Schedules. Concurrently with the delivery of any Collateral pursuant to the terms of this Section 5.16, the Borrower shall provide the Administrative Agent with the following updated Schedule(s) (as applicable): 3.23(a), 3.23(b), 3.24(b), 3.24(c), 3.24(d)(i), 3.24(d)(ii), 3.24(e), 3.24(f) and 3.24(g)(ii).

(f) Further Assurances. At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all Applicable Laws.

Section 5.17   Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

Section 5.18   Cash Management. Within one hundred twenty (120) days of the Closing Date (or such extended period of time as agreed to by the Administrative Agent), (i) maintain all primary cash management and treasury business of the Loan Parties with East West Bank, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (other than (A) the Excluded Accounts and (B) the deposit account maintained at [***] with account number ending in [***] (or such other alternative deposit account selected by Borrowers and approved by Administrative Agent in its Permitted Discretion), so long as the amounts on deposit in such deposit account under this clause (B) are solely the proceeds of issuances of Equity Interests), and (ii) direct all collections with respect to the U.S. operations of the Loan Parties to a deposit account with East West Bank that is subject to a Qualifying Control Agreement (and any amounts not so deposited in such deposit account shall be held in trust for the benefit of the Secured Parties and shall promptly be deposited into such deposit account).

Section 5.19   Further Assurances. Promptly upon request by the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

Section 5.20   Post-Closing Matters. By no later than the date that is thirty (30) days after the Closing Date (or such later date as the Administrative Agent shall agree in its sole discretion), deliver to the Administrative Agent insurance endorsements, in form and substance reasonably acceptable to the Administrative Agent, naming the Administrative Agent as an additional insured or lender loss payee, as applicable, with respect to the insurance maintained by the Loan Parties in accordance with Section 5.06.

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Article VI
NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 6.01   Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 6.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 6.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.02(b);

(c) Liens for Taxes not yet due or Liens for Taxes which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) Statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted; provided that adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and (ii) public utility services provided to the Borrower or a Subsidiary;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 7.01(h);

(i) Liens securing Indebtedness permitted under Section 6.02(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

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(j) bankers’ Liens, rights of setoff and other similar Liens that are customary in the banking industry existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries with any bank, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased;

(l) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(m) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 6.02(f);

(n) Liens granted by a Foreign Subsidiary against the assets of such Foreign Subsidiary to secure Indebtedness permitted under Section 6.02(k); and

(o) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $1,000,000.

Notwithstanding the foregoing, no Liens incurred under clauses (b), (i) or (o) may attach to the Mortgaged Property.

Section 6.02   Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 6.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(c) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 6.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(d) Unsecured Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a Subsidiary of the Borrower to the extent such Indebtedness is permitted under the provisions of Section 6.03 (“Intercompany Debt”); provided that (i) any Intercompany Debt owed by a Subsidiary that is not a Loan Party to the Borrower or another Loan Party shall be evidenced by a promissory note and pledged as collateral pursuant to the Security Agreement and (ii) any Intercompany Debt owing by any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent;

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(e) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Loan Party;

(f) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof in a transaction permitted hereunder in an aggregate principal amount not to exceed $1,000,000; provided that such Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower and was not incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower;

(g) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(h) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(i) Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;

(j) Indebtedness consisting of the financing of insurance premiums payable within one (1) year;

(k) Indebtedness of a Foreign Subsidiary which is non-recourse to, and not in any manner Guaranteed by, any Loan Party so long as: (i) after giving pro forma effect to such Indebtedness at the time of incurrence (and assuming full funding of all such Indebtedness and any then-existing revolving facilities of the Borrower and its Subsidiaries), (A) the Consolidated Total Leverage Ratio is no greater than 4.00 to 1.00 as of the last day of the Measurement Period for which financial statements have been delivered or were required to be delivered under Section 5.01, (B) the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 6.11 as of the last day of the Measurement Period for which financial statements have been delivered or were required to be delivered under Section 5.01, and (ii) no Default or Event of Default has occurred and is continuing;

(l) Convertible Debt pursuant to the Convertible Debt Documents in an aggregate principal amount not to exceed $125,000,000, and any refinancings, refundings, renewals or extensions thereof provided that such refinancing, refunding, renewal or extension complies with the terms set forth in Section 6.16 and the amount of such Convertible Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and

(m) other Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

Section 6.03   Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of cash or Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

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(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, (ii) additional Investments by the Borrower and its Subsidiaries in wholly-owned Domestic Subsidiaries that are, or will become in accordance with Section 5.15, Loan Parties, (iii) Investments by Foreign Subsidiaries in other Foreign Subsidiaries, (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments (which, for the avoidance of doubt, may be in the form of Intercompany Debt) by the Loan Parties in Foreign Subsidiaries to the extent such Investments are made solely out of Equity Issuance Proceeds and (v) so long as (A) no Default has occurred and is continuing or would result from such Investment and (B) after giving pro forma effect to such Investment as of the last day of the Measurement Period for which financial statements have been delivered or were required to be delivered under Section 5.01 the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 6.11, additional Investments (which, for the avoidance of doubt, may be in the form of Intercompany Debt) by the Loan Parties in Foreign Subsidiaries to the extent such Investments are made solely out of (1) Non-Equity Funds or (2) Non-Equity Funds and Equity Issuance Proceeds;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 6.02;

(f) Investments existing on the date hereof (other than those referred to in Section 6.03(c)(i)) and set forth on Schedule 6.03;

(g) Permitted Acquisitions;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and

(i) Investments consisting of Swap Contracts permitted under Section 6.02(g);

(j) (i) so long as no Default has occurred and is continuing or would result from such Investment, Investments consisting of loans or advances to, or minority equity investments in (but, for the avoidance of doubt, not Acquisitions), vendors, suppliers, strategic partners or joint ventures (in the case of each strategic partner or joint venture, that is in a type of business permitted to be engaged in by the Loan Parties pursuant to the terms of this Agreement) to the extent such Investments are made solely out of Equity Issuance Proceeds, and (ii) so long as (A) no Default has occurred and is continuing or would result from such Investment and (B) after giving pro forma effect to such Investment as of the last day of the Measurement Period for which financial statements have been delivered or were required to be delivered under Section 5.01 the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 6.11, additional Investments consisting of loans or advances to, or minority equity investments in (but, for the avoidance of doubt, not Acquisitions), vendors, suppliers, strategic partners or joint ventures (in the case of each strategic partner or joint venture, that is in a type of business permitted to be engaged in by the Loan Parties pursuant to the terms of this Agreement) made solely out of (1) Non-Equity Funds or (2) Non-Equity Funds and Equity Issuance Proceeds; and

(k) so long as (i) no Default has occurred and is continuing or would result from such Investment and (ii) after giving pro forma effect to such Investment as of the last day of the Measurement Period for which financial statements have been delivered or were required to be delivered under Section 5.01 the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 6.11, additional Investments made in cash or Cash Equivalents in an aggregate amount for all such Investments made pursuant to this clause (k) not to exceed the greater of (A) $5,000,000 or (B) 5% of Consolidated Net Income (measured as of the last day of the Measurement Period then most recently ended for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.01 at the time such Investment is made) at any time outstanding.

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In determining the amount of Investments permitted under this Section 6.03, Investments constituting loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Notwithstanding anything to the contrary in this Section 6.03, no Loan Party or Subsidiary thereof shall, directly or indirectly, sell or otherwise transfer any material Intellectual Property (or enter into any exclusive license thereof), the Mortgaged Property or other material property or asset necessary at such time to the operation of the business of the Loan Parties (or Equity Interests in any Loan Party or any Subsidiary that owns any such material property (including Intellectual Property)) to any Person that is not a Loan Party.

Section 6.04   Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Foreign Subsidiary may Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party; provided that if the transferor in such a transaction is a Wholly-Owned Subsidiary, then the transferee shall either be the Borrower or another Wholly-Owned Subsidiary;

(d) in connection with any Permitted Acquisition, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Domestic Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person; and

(e) any Subsidiary may dissolve, liquidate or wind up its affairs if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing.

Notwithstanding anything to the contrary in this Section 6.04, no Loan Party or Subsidiary thereof shall, directly or indirectly, sell or otherwise transfer any material Intellectual Property (or enter into any exclusive license thereof), the Mortgaged Property or other material property or asset necessary at such time to the operation of the business of the Loan Parties (or Equity Interests in any Loan Party or any Subsidiary that owns any such material property (including Intellectual Property)) to any Person that is not a Loan Party.

Section 6.05   Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Permitted Transfers;

(b) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(c) Dispositions permitted by Section 6.04;

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(d) the discount, write-off or Disposition of accounts receivable overdue by more than 180 days or the sale of any such accounts receivable for the purpose of collection to any collection agency, in each case in the ordinary course of business (but exclusive of factoring or similar arrangements);

(e) non-exclusive licenses and sublicenses of trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses and other intellectual property rights in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Borrower and its Subsidiaries and substantially consistent with past practice;

(f) Restricted Payments permitted by Section 6.06 and Investments permitted by Section 6.03;

(g) Dispositions of equipment or other property by any Subsidiary that is not Loan Party to a Loan Party; provided that with respect to any sale of equipment or other property by a Subsidiary that is not Loan Party to a Loan Party (i) such sale must be on terms and conditions at least as favorable to such Loan Party as would be obtainable by it in a comparable arm’s length transaction with a Person other than Affiliate, (ii) the consideration paid by such Loan Party shall not exceed the fair market value of the purchased assets and (iii) the purchased assets shall not be subject to any Lien other than Permitted Liens;

(h) leases or subleases of real property granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Borrower and its Subsidiaries;

(i) other Dispositions so long as (i) at least seventy-five percent (75%) of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority Equity Interests in any Subsidiary, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 6.05, and (iv) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions occurring after the Closing Date shall not exceed $5,000,000; and

(j) other Dispositions of equipment from any Loan Party to any Subsidiary that is not a Loan Party so long as (i) one hundred percent (100%) of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value of the equipment disposed of, and (ii) the aggregate net book value of all of the equipment sold or otherwise Disposed of pursuant to this clause (j) in all such transactions shall not exceed $5,000,000 in any fiscal year.

Notwithstanding anything to the contrary in this Section 6.05, no Loan Party or Subsidiary thereof shall, directly or indirectly, sell or otherwise transfer any material Intellectual Property (or enter into any exclusive license thereof), the Mortgaged Property or other material property or asset necessary at such time to the operation of the business of the Loan Parties (or Equity Interests in any Loan Party or any Subsidiary that owns any such material property (including Intellectual Property)) to any Person that is not a Loan Party.

Section 6.06   Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to any Person that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; and

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person.

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Section 6.07   Change in Nature of Business. Engage in any business other than those businesses conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related or incidental thereto or representing a reasonable expansion thereof.

Section 6.08   Transactions with Affiliates. Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by this Agreement, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on fair and reasonable terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s length transaction with a Person other than an officer, director or Affiliate.

Section 6.09   Burdensome Agreements. Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that, directly or indirectly, (a) encumbers or restricts the ability of any such Person to (i) to act as a Loan Party; (ii) make Restricted Payments to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired, except (A) for any document or instrument governing Indebtedness incurred pursuant to 6.02(k) so long as the encumbrances or restrictions therein only apply to the Foreign Subsidiaries party thereto (and not, for the avoidance of doubt, any Loan Party or any Domestic Subsidiary thereof), and (B) in the case of clause (a)(v) only, for any document or instrument governing Indebtedness incurred pursuant to Section 6.02(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Secured Obligations.

Section 6.10   Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

Section 6.11   Financial Covenants.

(a) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower (commencing with the fiscal quarter ending December 31, 2026) to be greater than 2.50 to 1.00.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower (commencing with the fiscal quarter ending December 31, 2026) to be less than 1.25 to 1.00.

(c) Consolidated Adjusted Quick Ratio. Permit the Consolidated Adjusted Quick Ratio as of the end of any fiscal quarter of the Borrower (commencing with the fiscal quarter ending December 31, 2026) to be less than 1.50 to 1.00.

Section 6.12   [Reserved].

Section 6.13   Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.

(a) amend any of its Organizational Documents in any respect that is adverse to the Administrative Agent, the Issuing Bank or the Lenders;

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(b) change its fiscal year or change the Borrower’s method of determining its fiscal quarters;

(c) without providing ten (10) days prior written notice to the Administrative Agent (or such extended period of time as agreed to by the Administrative Agent), change its name, state of formation, form of organization or principal place of business; or

(d) make any change in accounting policies or reporting practices, except as required by GAAP.

Section 6.14   Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction.

Section 6.15   Limitation on Payments of Junior Indebtedness. Make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Junior Indebtedness; except that:

(a) the Borrower and its Subsidiaries may pay as and when due and payable, non-accelerated payments in respect of Junior Indebtedness; provided that all of the following conditions are satisfied: (i) if such Junior Indebtedness is subject to a subordination agreement or other applicable subordination terms, such payment is permitted under such subordination agreement or subordination terms, as applicable, (ii) no Default or Event of Default has occurred and is continuing or would arise as a result of such payment; (iii) after giving effect to such payment, on a pro forma basis as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.01, the Loan Parties are in compliance with the covenants set forth in Section 6.11; and (iv) in the case of the Convertible Debt, in addition to the foregoing limitations, no principal repayment or prepayment of the principal amount of the Convertible Debt (whether by redemption, exchange, purchase, retirement, defeasance, sinking fund or other payment) shall be made prior to the Convertible Debt Maturity Date without the prior written consent of the Required Lenders; provided that conversion of the Convertible Debt into common stock of the Borrower in accordance with the terms of the Convertible Debt Documents shall not be a breach of this Section; and

(b) the Borrower and its Subsidiaries make payments of intercompany Indebtedness permitted under Section 6.02; provided that if a Default or an Event of Default has occurred and is continuing, only payments owing to the Loan Parties shall be made thereunder.

Section 6.16   Amendment, Etc. of Indebtedness. Amend, amend and restate, modify, refinance or change in any manner, directly or indirectly, any term or condition of any (a) Junior Indebtedness that is subject to a subordination agreement or other applicable subordination terms except to the extent permitted by the applicable subordination agreement or subordination terms, if any, or (b) any other Junior Indebtedness not subject to a subordination agreement or other applicable subordination terms if the effect of such change or amendment under this clause (b) is to: (i) increase the interest rate on such Indebtedness; (ii) shorten the dates upon which payments of principal or interest are due on such Indebtedness or result in a repayment or prepayment of the principal due thereunder other than at the scheduled maturity of such Indebtedness; (iii) add or change in a manner adverse to the Loan Parties any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (iv) change in a manner adverse to the Loan Parties the prepayment provisions of such Indebtedness; (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the Loan Parties or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Loan Parties, the Administrative Agent or the Lenders; provided that conversion of the Convertible Debt into common stock of the Borrower in accordance with the terms of the Convertible Debt Documents shall not be a breach of this Section 6.16.

Section 6.17   Sanctions. Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, Issuing Bank, Swingline Lender, or otherwise) of Sanctions.

Section 6.18   Anti-Corruption Laws. Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other anti-corruption legislation in other jurisdictions.

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Article VII

EVENTS OF DEFAULT

Section 7.01   Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay, when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay, within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.12, Section 5.13, Section 5.14, Article VI or Article X; or

(c) Other Defaults. Any Loan Party fails to (i) perform or observe any term, covenant or agreement contained in any of Section 5.08, Section 5.11, Section 5.15, Section 5.16 or Section 5.18 and such failure continues for ten (10) days or (ii) perform or observe any other covenant or agreement (not specified in Section 7.01(a), (b) or (c)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect or misleading) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or Cash Collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $5,000,000 or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding ; or

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(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party, any Subsidiary or Affiliate thereof or any Person acting for or on behalf of any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party or any Person acting for or on behalf of any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby, or any Loan Party or any Person acting for or on behalf of any Loan Party shall assert the invalidity of such Liens; or

(l) Change of Control. There occurs any Change of Control.

Without limiting the provisions of Article VIII, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Lenders (in their sole discretion)) as determined in accordance with Section 9.02; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Lenders or by the Administrative Agent with the approval of the requisite Lenders, as required hereunder in Section 9.02.

Section 7.02   Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and any obligation of the Issuing Bank to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

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(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the Issuing Bank all rights and remedies available to it, the Lenders and the Issuing Bank under the Loan Documents or Applicable Law or equity;

provided, however, that upon the occurrence of an event described in Section 7.01(f) with respect to any Loan Party, the Commitment of each Lender to make Loans and any obligation of the Issuing Bank to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent, the Issuing Bank or any Lender.

Section 7.03   Application of Funds.

(a) After the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 7.02) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Section 2.22 and Section 2.23, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 9.03 and amounts payable under the Fee Letter) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, reimbursement obligations in respect of L/C Disbursements, interest and L/C Fees) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this Second clause payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, L/C Borrowings and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this Third clause payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements and to the Administrative Agent for the account of the Issuing Bank to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.05 or Section 2.22, in each case ratably among the Administrative Agent, the Lenders, the Issuing Bank, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this Fourth clause held by them;

Fifth, to the payment in full of all other Secured Obligations, in each case ratably among the Administrative Agent, the Issuing Bank and the Lenders based upon the respective aggregate amounts of all such Secured Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

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Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

(b) Subject to Section 2.05(c) and Section 2.23, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to the Fourth clause above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 7.03.

(c) Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII for itself and its Affiliates as if a “Lender” party hereto.

Article VIII

AGENCY

Section 8.01   Appointment and Authority.

(a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints, designates and authorizes East West Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article and Article IX (including Section 9.03(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

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Section 8.02   Rights as a Lender or Issuing Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

Section 8.03   Exculpatory Provisions.

(a) The Administrative Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arranger, as applicable, and its Related Parties:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, Arranger or any of its branches or Affiliates or any of their Related Parties in any capacity.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 7.01 and Section 9.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Bank.

(c) Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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Section 8.04   Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, amendment, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05   Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of any Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06   Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments or other amounts then owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring Administrative Agent was acting as Administrative Agent and (B) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent. To the extent the retiring Administrative Agent is holding cash, deposit account balances or other credit support as collateral for Cash Collateralized Letters of Credit, the retiring Administrative Agent shall at or reasonably promptly following the Resignation Effective Date cause such collateral to be transferred to the successor Administrative Agent or, if no successor Administrative Agent has been appointed and accepted such appointment, to the Issuing Bank, in each case to be held as collateral for such Cash Collateralized Letters of Credit in accordance with this Agreement.

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(c) Issuing Bank and Swingline Lender. Any resignation by East West Bank as Administrative Agent pursuant to this Section 8.06 shall also constitute its resignation as the Issuing Bank and Swingline Lender. If East West Bank resigns as the Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the Issuing Bank and all L/C Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations pursuant to Section 2.05. If East West Bank resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04. Upon the appointment by the Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to East West Bank to effectively assume the obligations of East West Bank with respect to such Letters of Credit.

Section 8.07   Non-Reliance on Agents, Issuing Bank and Other Lenders. Each Lender and the Issuing Bank expressly acknowledges that neither the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or any warranty by the Administrative Agent or the Arranger to any Lender or the Issuing Bank as to any matter, including whether a the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and the Issuing Bank represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, the Issuing Bank or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, the Issuing Bank or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and the Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or the Issuing Bank for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender or the Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and the Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or the Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.

Section 8.08   No Other Duties. Anything herein to the contrary notwithstanding, none of the Arranger, Syndication Agent, Documentation Agent or other title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

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Section 8.09   Administrative Agent May File Proofs of Claim; Credit Bidding.

(a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.03.

(b) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank or in any such proceeding.

(c) The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (C) the Administrative Agent shall be authorized to assign the relevant Secured Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Secured Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (D) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

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Section 8.10   Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

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Section 8.11   Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, the Issuing Bank, or any Person who has received funds on behalf of a Lender or the Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.11 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, the Issuing Bank or any Person who has received funds on behalf of a Lender or the Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Issuing Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.11(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or the Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or the Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or the Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

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(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 8.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.

(e) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 8.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the applicable Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 8.12   Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.01(i); and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; provided that such transaction is undertaken for a bona fide business purpose and not primarily for the purpose of causing such Person to cease to be a Guarantor;

Notwithstanding the foregoing, no release or subordination pursuant to this Section shall be authorized to the extent that such release or subordination requires any additional consent under Section 9.02(b), unless such consent has been obtained.

In connection with any release pursuant to this Section 8.12, the Administrative Agent shall be entitled to receive and rely conclusively upon a certificate of a Responsible Officer of the Borrower certifying compliance with the requirements of such Section, without independent investigation.

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(b) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section. In each case as specified in this Section, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.12.

(c) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 8.13   Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 7.03, any Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Facility Termination Date.

Article IX

MISCELLANEOUS

Section 9.01   Notices; Public Information.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:

(i) if to the Borrower or any other Loan Party, the Administrative Agent, the Issuing Bank or the Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to a Lender, to it at its address (or facsimile number or email address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

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Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including -email, FpML, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(d) Platform.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform or the accuracy or completeness of the Communications, and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any other Loan Party, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any other Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

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(e) Public Information. The Borrower hereby acknowledges that certain of the Lenders and the Issuing Bank (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of the Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of U.S. federal and state securities Laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.

(f) Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, L/C Documents, Prepayment Notices and Swingline Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.02   Waivers; Amendments.

(a) No Waiver; Remedies Cumulative; Enforcement. No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower or any other Loan Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.02 for the benefit of all the Lenders and the Issuing Bank; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Bank or the Swingline Lender from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Bank or the Swingline Lender, as applicable) hereunder and under the other Loan Documents, (iii) any Lender or the Issuing Bank from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.15) or (iv) any Lender or the Issuing Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 7.02 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.15, any Lender or the Issuing Bank may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

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(b) Amendments, Etc. Except as otherwise expressly set forth in this Agreement (including Section 2.11(e) and Section 2.24), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing executed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i) extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Article IV, the waiver of any Default or a mandatory reduction in Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii) reduce the principal of, or rate of interest specified herein on, any Loan or any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount (provided that only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(iii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or reduce the amount of, waive or excuse any such payment hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(iv) change Section 2.14(b) or Section 2.15 in a manner that would alter the pro rata sharing of payments required thereby or change Section 7.03, in each case, without the written consent of each Lender directly and adversely affected thereby;

(v) waive any condition set forth in Section 4.01 without the written consent of each Lender;

(vi) change Section 2.05(d) in a manner that would permit the expiration date of any Letter of Credit to occur after the Revolving Commitment Termination Date without the written consent of each Revolving Lender (except as set forth in the last sentence of Section 2.05(b));

(vii) change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (but any change to the definition of “Required Revolving Lenders” shall only require the written consent of each Lender with a Revolving Credit Exposure or Revolving Commitment at such time and any change to the definition of “Required Term Loan Lenders” shall only require the written consent of each Lender with a Term Loan Commitment or an outstanding Term Loan at such time);

(viii) amend, waive or otherwise modify any term or provision that directly affects the rights or duties of the Lenders under the Revolving Facility and does not directly affect the rights or duties of the Lenders under any Term Loan Facility, in each case, without the written consent of the Required Revolving Lenders;

(ix) amend, waive or otherwise modify any term or provision that directly affects the rights or duties of the Lenders under any Term Loan Facility and does not directly affect the rights or duties of the Lenders under any other Term Loan Facility or the Revolving Facility, in each case, without the written consent of the Required Term Loan Lenders;

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(x) except as permitted under Section 8.12, release all or substantially all of the Collateral in any transaction or series of related transactions or release any Collateral Document (or any Lien created thereby) which would have the effect of releasing all or substantially all of the Collateral, without the written consent of each Lender;

(xi) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 8.12 (in which case such release may be made by the Administrative Agent acting alone); or

(xii) subordinate, or have the effect of subordinating, (A) the Obligations in right of payment to any other Indebtedness or (B) the Liens securing the Secured Obligations to Liens securing any other Indebtedness, in each case without the written consent of each Lender directly and adversely affected thereby; provided that this clause shall not apply to Liens permitted under Section 6.01(i) or the subordination of Liens to such Liens as authorized under Section 8.12(a)(ii); provided, further, that neither the incurrence of Indebtedness or Liens otherwise permitted by the Loan Documents, nor any release of Collateral or any Guarantor expressly permitted by the Loan Documents, shall, solely by reason thereof, constitute subordination for purposes of this clause;

provided, further, that (A) no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (1) the Administrative Agent, unless in writing executed by the Administrative Agent, (2) the Issuing Bank, unless in writing executed by the Issuing Bank and (3) the Swingline Lender, unless in writing executed by the Swingline Lender, in each case in addition to the Loan Parties and the Lenders required above and (B) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything herein to the contrary, (i) any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms directly affects the rights or duties of the Lenders of a particular Class (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number of percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.02(b) if such Class of Lenders were the only Class of Lenders hereunder at such time, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender or all Lenders or each affected Lender under a Facility may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender or all Lenders or each affected Lender under a Facility that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

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Notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Issuing Bank (solely to the extent such provision affects or may affect it in its capacity as the Issuing Bank) or the Required Lenders to the Administrative Agent within five Business Days following receipt of notice thereof.

Section 9.03   Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and due diligence expenses), in connection with the syndication of any Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 2.18), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (y) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (z) result from a claim not involving an act or omission of the Borrower or any of its Subsidiaries and that is brought by an Indemnitee against another Indemnitee (other than against the Arranger or the Administrative Agent in their capacities as such). Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Bank or the Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Bank or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against Administrative Agent (and any sub-agent thereof), any Lender, the Swingline Lender, and the Issuing Bank, and any Related Party of any of the foregoing Persons (each such Person being called a “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder, the resignation of the Administrative Agent, the Issuing Bank and the Swingline Lender and the replacement of any Lender.

Section 9.04   Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its applicable Commitment and the applicable Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s applicable Commitment or the applicable Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to or by related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the applicable Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the applicable Loan or the applicable Commitment assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of any Facility;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for (x) assignments in respect of the Revolving Facility or (y) assignments in respect of the Term Loan Facility to a Person that is not a Term Loan Lender, an Affiliate of a Term Loan Lender or an Approved Fund (with respect to a Term Loan Lender); and

(C) the consent of the Issuing Bank and the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.

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(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans, as applicable, in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.16, Section 2.17, Section 2.18 and Section 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

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(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the applicable Lenders, and the applicable Commitments of, and principal amounts (and stated interest) of the applicable Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the applicable Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Issuing Bank or any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Issuing Bank or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its applicable Commitment or the applicable Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02(b)(i) through (xi) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16, Section 2.17, and Section 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(g) (it being understood that the documentation required under Section 2.18(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.17 or Section 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement or its Note or Notes, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as Issuing Bank or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time East West Bank assigns all of its Revolving Commitment and Revolving Loans pursuant to paragraph (b) above, East West Bank may, (i) upon thirty (30) days’ notice to the Administrative Agent, the Borrower and the Lenders, resign as the Issuing Bank and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as the Swingline Lender. In the event of any such resignation as the Issuing Bank or the Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of East West Bank as the Issuing Bank or the Swingline Lender, as the case may be. If East West Bank resigns as the Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations pursuant to Section 2.05). If East West Bank resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04. Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (B) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to East West Bank to effectively assume the obligations of East West Bank with respect to such Letters of Credit.

Section 9.05   Survival. All covenants, agreements, representations and warranties made by the Borrower or any other Loan Party herein or in any other Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery hereof and thereof and the making of the Credit Extensions hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding and so long as the Commitments have not expired or been terminated. The provisions of Section 2.16, Section 2.17, Section 2.18,Section 9.03, Section 9.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06   Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement and the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

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(b) Electronic Execution of Loan Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment and Assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, the Issuing Bank nor Swingline Lender is under any obligation to accept an electronic signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent, the Issuing Bank or Swingline Lender has agreed to accept such electronic signature, the Administrative Agent, the Issuing Bank, the Swingline Lender, each Lender and each of the Loan Parties shall be entitled to rely on any such electronic signature purportedly given by or on behalf of any other party hereto or any other Loan Document without further verification and (b) upon the request of the Administrative Agent, the Issuing Bank or the Swingline Lender, any electronic signature shall be promptly followed by such manually executed counterpart. Neither the Administrative Agent, the Issuing Bank nor Swingline Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, Issuing Bank’s or Swingline Lender’s reliance on any electronic signature transmitted by telecopy, emailed ..pdf or any other electronic means). Each party hereto hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) waives any claim against the Administrative Agent, the Issuing Bank, the Lenders and each of their respective Related Parties for any liabilities arising solely from the Administrative Agent’s, the Issuing Bank’s or any Lender’s reliance on or use of electronic signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any electronic signature.

Section 9.07   Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, then such provision shall be deemed to be in effect only to the extent not so limited.

Section 9.08   Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective branches and Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the Issuing Bank or any such branch or Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank or their respective branches or Affiliates, irrespective of whether or not such Lender, Issuing Bank, branch or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch office or Affiliate of such Lender or the Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective branches and Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective branches and Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

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Section 9.09   Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Loan Documents (except, as to any other Loan Document, as expressly set forth therein) and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Bank or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. The Borrower and each other Loan Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 9.10   WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11   Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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Section 9.12   Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its branches and Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or any Facility, (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to any Facility; or (iii) the provider of any Platform or other electronic delivery service used by the Administrative Agent, the Issuing Bank or the Swingline Lender to deliver Borrower Materials or notices to the Lenders; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective branches or Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section; or to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. In addition, the Administrative Agent, the Issuing Bank and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or the Issuing Bank or any Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

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Section 9.13   PATRIOT Act. The Administrative Agent, the Issuing Bank or each Lender subject to the PATRIOT Act hereby notifies each Loan Party that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Administrative Agent, Issuing Bank or such Lender to identify such Loan Party in accordance with the PATRIOT Act. The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent, the Issuing Bank or any Lender, provide all such documentation and information that the Administrative Agent, the Issuing Bank or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 9.14   Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligation in accordance with Applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender or other Person. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.

Section 9.15   Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the Issuing Bank or any Lender, or the Administrative Agent, the Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The obligations of the Lenders and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

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Section 9.16   No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Arranger, any Bookrunner, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender, the Lenders and their respective Affiliates are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender, the Lenders and their respective Affiliates, on the other hand, (iii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender, the Lenders and their respective Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person; (ii) none of the Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender, the Lenders and their respective Affiliates has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender, the Lenders and their respective Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by Law, each Loan Party hereby waives and releases any claims that it may have against any of the Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender, the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.17   Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

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(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.18   Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 9.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.19   Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

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Section 9.20   Subordination. Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under any Guaranty, to the indefeasible payment in full in cash of all Secured Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement or any other Loan Document. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

Article X

CONTINUING GUARANTY

Section 10.01  Guaranty

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Secured Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Secured Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Section 10.02   Rights of Lenders.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the Issuing Bank and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

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Section 10.03   Certain Waivers.

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.

Section 10.04   Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

Section 10.05  Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

Section 10.06  Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 10.06 shall survive termination of this Guaranty.

Section 10.07  Stay of Acceleration.

If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

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Section 10.08  Condition of Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

Section 10.09  Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, the Issuing Bank or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent, the Issuing Bank or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

Section 10.10  Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law.

Section 10.11  Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 10.11 to constitute, and this Section 10.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Section 10.12  Additional Guarantor Waivers and Agreements.

(a) Each Guarantor hereby acknowledges and agrees that all waivers contained herein are made knowingly and voluntarily, and in compliance with Texas law requiring clear and conspicuous waiver language.

(b) To the maximum extent permitted by applicable Texas law, and to the extent the same pertain or may pertain to any enforcement of this Guaranty, Guarantor hereby waives (i) all offset rights, remedies, claims and defenses based upon or related to Sections 51.003, 51.004, and 51.005 of the Texas Property Code, as the same may be amended from time to time and any successor statutes applicable thereto, and (ii) all defenses given to sureties or guarantors at law or in equity other than the actual performance of the Guaranteed Obligations, including without limitation any rights pursuant to Sections 43.001–005 of the Texas Civil Practices and Remedies Code, Rule 31 of the Texas Rules of Civil Procedure, Section 17.001 of the Texas Civil Practices and Remedies Code and Chapter 34 of the Texas Business and Commerce Code, in each case, together with any successor statute thereto and as the same may be amended.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

APPLIED OPTOELECTRONICS, INC., a Delaware corporation, as the Borrower

By:	/s/ Stefan Murry
Name: Stefan Murry
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

EAST WEST BANK, as a Lender, the Swingline Lender, the Issuing Bank and as Administrative Agent

By:	/s/ Kelvin Chan
Name: Kelvin Chan
Title: Managing Director

[Signature Page to Credit Agreement]

CATHAY BANK as a Lender

By:	/s/ Kevin Chen
Name: Kevin Chen
Title: VP/LPM

[Signature Page to Credit Agreement]

CTBC BANK CORP (USA) as a Lender

By:	/s/ Eddie Lee
Name: Eddie Lee
Title: Vice President & Portfolio Manager

[Signature Page to Credit Agreement]

LAND BANK OF TAIWAN, LOS ANGELES BRANCH, as a Lender

By:	/s/ Kenneth Chen
Name: Kenneth Chen
Title: AVP & Deputy General Manager

[Signature Page to Credit Agreement]

PREFERRED BANK, as a Lender

By:	/s/ John C. Stipanov
Name: John C. Stipanov
Title: Senior Vice President/Group Manger

[Signature Page to Credit Agreement]

RAYMOND JAMES BANK, as a Lender

By:	/s/ Douglas S. Marron
Name: Douglas S. Marron
Title: Senior Vice President

[Signature Page to Credit Agreement]

SHANGHAI COMMERCIAL BANK, LTD. NEW YORK BRANCH, as a Lender

By:	/s/ Nim Chi Lan
Name: Nim Chi Lan
Title: Vice President & Manager

By:	/s/ Guan Yuan Xie
Name: Guan Yuan Xie
Title: Vice President & Relationship Manager

[Signature Page to Credit Agreement]

THIRD COAST BANK, as a Lender

By:	/s/ Christopher Thompson
Name: Christopher Thompson
Title: Senior Vice President

[Signature Page to Credit Agreement]

WOODFOREST NATIONAL BANK, as a Lender

By:	/s/ Christopher Rios
Name: Christopher Rios
Title: Senior Vice President

[Signature Page to Credit Agreement]

SHANGHAI COMMERCIAL BANK, LTD. SAN FRANCISCO BRANCH, as a Lender

By:	/s/ Kai Hin Tan
Name: Kai Hin Tan
Title: Senior Vice President & Branch Manager

By:	/s/ Pi Kai Liu
Name: Pi Kai Liu
Title: Vice President & Head of Loan Department

[Signature Page to Credit Agreement]